UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Euronet Worldwide, Inc.
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EURONET WORLDWIDE, INC.
3500 COLLEGE BOULEVARD
LEAWOOD, KANSAS 66211
913-327-4200
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2020
Euronet Worldwide, Inc., a Delaware corporation (“Euronet,” the “Company,” “we” or “us”), will hold the Annual Meeting of our Stockholders (“Annual Meeting”) on Thursday, May 21, 2020 at 1:00 p.m. (Central time). Due to the ongoing public health impact of the novel coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders, employees and community members, we have elected to hold this year's Annual Meeting as a virtual stockholder meeting only, which will be held online at www.ir.euronetworldwide.com. You will not be able to attend the annual meeting in person. It is important that you retain a copy of the control number found on the proxy card voting instruction form or notice, as such number will be required in order for stockholders to gain access to the Annual Meeting. Please consider and vote upon the following matters:

1.	Election of the Company’s three nominees for Director, each to serve a three-year term expiring upon the 2023 Annual Meeting or until a successor is duly elected and qualified;
2. Ratification of the appointment of KPMG LLP as Euronet’s independent registered public accounting firm for the year ending December 31, 2020;
3. Advisory vote to approve executive compensation; and
4. Consideration of such other business as may properly come before the meeting or any adjournment of the meeting.
Our Board of Directors has fixed the close of business on March 24, 2020, as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment of the meeting.
This year, the Company is again pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
You are cordially invited to attend our Virtual Annual Meeting. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board,

Michael J. Brown
Chairman, Chief Executive Officer and President
April 10, 2020

EURONET WORLDWIDE, INC.
3500 COLLEGE BOULEVARD
LEAWOOD, KANSAS 66211
913-327-4200
PROXY STATEMENT

2020 PROXY STATEMENT - SUMMARY
April 10, 2020
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.
GENERAL INFORMATION (see pages 4 - 8)

Meeting: Annual Meeting of Stockholders
Date: Thursday, May 21, 2020
Time: 1:00 p.m., Central
Location: Virtual Stockholder Meeting - www.ir.euronetworldwide.com
Record Date: March 24, 2020
Mailing Date: The notice regarding the availability of proxy materials was first mailed to Stockholders on or about
April 10, 2020
Stock Symbol: EEFT
Exchange: NASDAQ
Common Stock Outstanding: 52,199,350 shares
State of Incorporation: Delaware
Year of Incorporation: 1996
Public Company Since: 1997
Corporate Headquarters: 3500 College Boulevard, Leawood, Kansas 66211
Corporate Website: www.euronetworldwide.com
Investor Relations Website: ir.euronetworldwide.com
Annual Report: ir.euronetworldwide.com/financial-information/annual-reports

EXECUTIVE COMPENSATION (see pages 23 - 45)
CEO: Michael J. Brown (age 63; CEO since July 1994)
CEO 2019 Total Direct Compensation:
Base Salary: $850,000
Annual Performance Bonus: $2,550,000
Long-Term Incentives: $5,000,107

CORPORATE GOVERNANCE (see pages 13 - 17)
Director Nominees: 3

•	Dr. Andrzej Olechowski

•	Mr. Eriberto R. Scocimara

•	Mr. Mark R. Callegari
Director Term: Three years
Director Election Standard: Majority of votes cast
Board Meetings in 2019: 6
Standing Board Committees (Meetings in 2019):
Audit (4), Compensation (5), Nominating & Corporate Governance (1)
Corporate Governance Materials:
ir.euronetworldwide.com/corporate-governance/management
Board Communication:
ir.euronetworldwide.com/corporate-governance/contact-the-board

OTHER ITEMS TO BE VOTED ON (see pages 18 - 22)

Ratification of Appointment of Independent Registered Public Accounting Firm (KPMG LLP)
Advisory Vote to Approve Named Executive Officer Compensation

VOTING GUIDELINES What am I being asked to vote on?	How does the Board of Directors recommend I vote?	On which pages of this Proxy Statement can I read more information before I vote?
Election of Dr. Andrzej Olechowski as a Director	FOR	18 - 20
Election of Mr. Eriberto R. Scocimara as a Director	FOR	18 - 20
Election of Mr. Mark R Callegari as a Director	FOR	18 - 20
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	21
Advisory Vote to Approve Named Executive Officer Compensation	FOR	22

GENERAL INFORMATION

Euronet has made these materials available to you on the internet or, upon your request, has delivered printed versions of these materials to you by mail in connection with the solicitation of proxies by our Board of Directors (the “Board”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 21, 2020, at 1:00 p.m. (Central time), as a virtual stockholder meeting - www.ir.euronetworldwide.com.

Stockholders Entitled to Vote
Stockholders at the close of business on March 24, 2020 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. The Stockholders will be entitled to one vote for each share of common stock, par value $0.02 per share (the “Common Stock”), held of record at the close of business on the Record Date. To take action at the Annual Meeting, a quorum composed of holders of one-third of the shares of Common Stock outstanding must be represented by proxy or online at the Annual Meeting. On March 24, 2020, there were 52,199,350 shares of Common Stock outstanding. No shares of preferred stock are outstanding.

How to Vote	Registered Stockholders. Registered Stockholders (that is, Stockholders who hold their shares directly with our stock registrar), can vote any one of four ways:

Via the Internet: www.proxyvote.com - Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

By Telephone: 1-800-690-6903 - Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or the meeting date. Have your proxy card in hand when you call and then follow the instructions.

By Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Virtual: Attend the Annual Meeting virtually.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card.
Beneficial Stockholders. If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Notice and Access delivery of the proxy materials, Internet and/or telephone voting and voting at the virtual meeting also will be offered to Stockholders owning shares through most banks and brokers.

Revoking Your Proxy or Changing Your Vote
You may change your vote at any time before the proxy is exercised. For registered Stockholders, if you voted by mail, you may revoke your proxy at any time before it is exercised by executing and delivering a timely and valid later-dated proxy, by voting at the virtual meeting or by giving written notice to the Secretary. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting at the virtual meeting. Attendance at the virtual meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the Secretary before the proxy is exercised, or (2) you vote at the virtual meeting.
If you hold your shares beneficially, you must follow the specific directions provided to you by your bank, broker or other holder of record to change or revoke any voting instructions you have already provided.

Voting and Solicitation
Each share of Common Stock issued and outstanding as of the Record Date will have one vote on each of the matters presented herein. Votes cast by proxy or at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting.
Pursuant to rules adopted by the Securities and Exchange Commission, we are making this Proxy Statement and our 2019 Annual Report available to Stockholders electronically via the Internet. On or before April 10, 2020, we mailed to our Stockholders of record the “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 21, 2020” (the “Notice”). All Stockholders will be able to access this Proxy Statement and our 2019 Annual Report on the website referred to in the Notice or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or request a printed copy may be found in the Notice. In addition, Stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage Stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.
We will treat shares that are voted “For,” “Against” or “Withheld From” a matter as being present at the virtual meeting for purposes of establishing a quorum. We will treat abstentions and broker non-votes also as shares that are present and entitled to be voted for purposes of determining the presence of a quorum.

Election of Directors
In an uncontested election, a Director nominee must be elected by a majority of the votes cast, online or by proxy, regarding the election of that Director nominee. A “majority of the votes cast” for the purposes of Director elections means that the number of votes cast “For” a Director nominee’s election exceeds the number of votes cast as “Withheld From” for that particular Director nominee. If an incumbent Director is not re-elected in an uncontested election and no successor is elected at the same meeting, the Director must submit an offer to resign.
In a contested election, which occurs when the number of Director nominees exceeds the number of open seats on the Board at any time before the virtual meeting, Director nominees will be elected by a plurality of the shares represented at the meeting. A “plurality” means that the open seats on the Board will be filled by those Director nominees who received the most affirmative votes, regardless of whether those Director nominees received a majority of the votes cast with respect to their election.
At the Annual Meeting, the election of Directors is considered to be uncontested because we have not been notified of any other nominees as required by our Amended and Restated Bylaws (“Bylaws”). To be elected, each Director nominee must receive a majority of votes cast regarding that nominee. Abstentions will have no effect on the election of Directors.

Other Matters
All other matters will be determined by a vote of a majority of the shares present virtual or represented by proxy and voting on such matters. Under Delaware law, abstentions are not considered votes cast and will have no effect on whether a matter is approved.

Broker Non-Votes
On routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm, if you do not provide instructions on how you wish to vote, your broker will be allowed to exercise discretion and vote on your behalf. Your broker is prohibited, however, from voting on non-routine matters, which includes all of the proposals in this Proxy Statement other than the proposal to ratify the appointment of KPMG. Broker “non-votes” will occur when a broker does not receive voting instructions from a Stockholder on a non-routine matter or if the broker otherwise does not vote on behalf of the Stockholder. Broker non-votes will not count in determining the number of votes cast with respect to the election of Directors or a proposal that requires a majority of votes cast and, therefore, will not affect the outcome of the election of Directors or the voting on such a proposal.

Electronic Access to Proxy Materials and Annual Report
This Proxy Statement and our 2019 Annual Report are available on our website at https://ir.euronetworldwide.com/financial-information/annual-reports, respectively. If you received paper copies of this year’s Proxy Statement and Annual Report by mail, you can elect to receive in the future an e-mail message that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will:
   • gain faster access to your proxy materials;
   • save us the cost of producing and mailing documents to you;
   • reduce the amount of mail you receive; and
  • help preserve environmental resources.
Stockholders who have enrolled in the electronic access service previously will receive their materials online this year.

Persons Making The Solicitation
Euronet is making all the solicitations in this Proxy Statement. We will bear the entire cost of this solicitation of proxies. Our Directors, officers and employees, without additional remuneration, may solicit proxies by mail, telephone and personal interviews. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

CORPORATE RESPONSIBILITY & SUSTAINABILITY AT EURONET
Overview
Under the guidance and supervision of our Board of Directors, Euronet Worldwide pursues the highest level of corporate responsibility and sustainability driven by our mission to provide payments inclusion globally. These principles govern all areas of our business including how we:

•	protect and secure personal and financial data;

•	support our employees;

•	govern our business;

•	respect our environments and connect to our communities.
Environment
As a financial technology solutions and payments provider, the inherent nature of our business and operations has a relatively limited impact on the environment. We utilize technological and operational efficiencies wherever possible. Examples include:

•	Enabling consumer choice for digital delivery of a receipt for an ATM cash withdrawal or deposit

•	Eliminating paper forms across our money transfer business

•	Upgrading to low energy consumption equipment

•	Partnering with vendors who have strict corporate responsibility guidelines to which they adhere
Euronet also practices environmental responsibility in our workplaces:

•	We purchase recycled products and provide systems for our employees to recycle paper, plastic, aluminum, glass, and other materials as available in their regions

•	Many of our workplaces utilize motion and light sensors and climate controls to reduce electricity use in unoccupied areas

•	We strive to use low or renewable energy devices such as LED light bulbs where possible

•	We design software systems that rely on less hardware to perform than previous generations

•	We utilize technology including video and teleconferencing to reduce the need for travel for both internal and customer meetings
Social Responsibility
At Euronet, we believe a great company can only be built on a sold ethical foundation. We want to lead in business, but we are unwilling to compromise our commitment to our values of honesty, integrity and ethics. We achieve these standards through:

•	A Code of Conduct followed by our Board of Directors and all employees

•	Building and maintaining a diverse workplace free from discrimination and harassment:

◦	Euronet employs local talent in 51 markets around the world

◦	80% of Euronet’s 7,700 employees are based outside of the United States

◦	47% of Euronet’s global workforce is female

◦	We provide competitive compensation opportunities to all of our employees based on their roles and responsibilities, experience, performance and other factors

•	Giving back to the communities where we operate through a “Day of Caring”

◦	Euronet allocates one full paid day for each employee to participate in a community involvement activity in their local community

◦	Euronet regularly participates in fundraising events for local charities

◦	Euronet provides funds for employee-designated charitable giving
Euronet’s mission is to facilitate financial payments inclusion across the globe and ensuring consumers can access their funds and interact in the global marketplace in the manner in which they prefer. We continue to strive towards this mission by:

•	Deploying ATMs around the world to provide consumers with convenient, transparent access to cash

•	Developing technology that enables digital payments such as mobile wallet payments, money transfer deposit to a digital wallet or bank account

•	Making content available in whatever format the consumer prefers to transact

•	Supporting transactions and remittance options that can include unbanked people who are traditionally excluded from payments systems

Governance
Euronet strives for excellence in its governance practices.
Board of Directors

•	The Board is highly qualified to carry out its responsibilities as the governing body on behalf of our stockholders.

◦	Euronet’s board is comprised of 8 members of varying tenures, ages, genders, ethnic backgrounds, geography and professional experiences. Two of the eight members are non-U.S. citizens.

◦	The Founder and Chairman is the only non-independent member of the Board. The Board also operates with a lead independent director.

•	The Board is guided by our Corporate Governance Guidelines which establish a framework for the governance of the Board and the management of our company.

•	We have established three committees, comprised of all independent directors, to aid the Board in its oversight of the Company.

◦	Each of the committees have established a Charter to guide them in fulfilling their duties.

•
The Board completes an annual review evaluating the performance of the entire board, including the information flow to the Board and Board committees from management and to the Board as a whole from the Board Committee Chairs.

Management

•	We manage our business on a segment basis, while also maintaining strong corporate functions and appropriate governance of our subsidiaries.

•
This structure is designed to ensure that all units of our business operate efficiently, effectively and consistent with our corporate standards. The management structure of each segment mirrors that of the Executive Management, including a segment CEO, CFO, CIO, and Head Legal Counsel.

Cybersecurity
Cybersecurity has become one of the most critical issues facing the world today and we work relentlessly to address it.

•	We have devoted significant resources to protecting and improving our computer systems, software, network and other assets.

•	We work closely with government agencies, law enforcement and other businesses to understand the full spectrum of cybersecurity risks.

•	We have hired dedicated cybersecurity experts and made significant investments in systems across the globe to monitor our systems 24 hours a day, seven days a week.

•	Our employee’s complete quarterly trainings designed to educate on their responsibilities to ensure company assets are protected from potential threats.

•	We evaluate the effectiveness of our cybersecurity practices through the use of internal audit, independent testing firms and various card industry compliance examinations and certifications.
Data Security

•
Euronet has adopted an Information Security policy written in accordance with the ISO 27001 Information Security Standard and industry leading practices to ensure business continuity and reduce business risks across Euronet’s business.

•
We take actions to help protect our customers and consumers from fraud - including establishing velocity limits, tracking suspicious behavior, adding anti-skimming devices, adding encryption to our ATMs, etc.

Data Privacy
We believe that protecting the rights and privacy of all personal data we handle is fundamental to trust in our business relationships.

•
Euronet is committed to complying with international data protection laws, including the European General Data Protection Regulation (“GDPR”), the California Consumer Privacy Act and applicable laws for cross-border data transmission.

•
We have implemented a Data Security Policy which governs how all personal data is processed across our systems. We have appointed a Data Protection Officer and other data protection compliance resources around the world to monitor and control all personal data in accordance with applicable regulations.

BENEFICIAL OWNERSHIP OF COMMON STOCK
As of the close of business on March 24, 2020 we had 52,199,350 shares of Common Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 24, 2020, held by: (i) each Euronet Director, nominee for Director and executive officer named in the summary compensation table, (ii) all Euronet Directors, nominees for Director and executive officers as a group, and (iii) each Stockholder known by Euronet beneficially to own more than 5% of our Common Stock.

	Beneficial Ownership
Stockholder	Number of Shares (1)	Percent of Outstanding
Directors and Named Executive Officers
Michael J. Brown(2)	2,407,036	4.6%
3500 College Boulevard
Leawood, KS 66211
Rick L. Weller(3)	377,760	*
Nikos Fountas(4)	94,252	*
Kevin J. Caponecchi(5)	119,041	*
Juan C. Bianchi(6)	60,715	*
Thomas A. McDonnell	75,785	*
Andrew B. Schmitt	64,697	*
Paul S. Althasen	48,788	*
M. Jeannine Strandjord(7)	43,305	*
Mark R. Callegari	15,114	*
Eriberto R. Scocimara	12,871	*
Dr. Andrzej Olechowski	10,062	*
All Directors, and Executive Officers as a Group (14 persons)(8)	3,329,426	6.3%
Five Percent Holders:
The Vanguard Group(9)	5,036,734	9.3%
100 Vanguard Blvd.
Malvern, PA 19355
Janus Henderson Group plc(10)	3,228,575	6.0%
201 Bishopsgate
EC2M 3AE, United Kingdom
________

*	The percentage of shares of Common Stock beneficially owned does not exceed one percent of the shares outstanding.

(1)
Calculation of percentage of beneficial ownership includes the assumed exercise of options to purchase Common Stock by only the respective named Stockholder that are vested or that will vest within 60 days of March 24, 2020 and any restricted stock units owned by such person that will vest within 60 days of March 24, 2020.

(2)
Includes: (i) 681,654 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 24, 2020, (ii) 170,000 shares of Common Stock pledged to secure a loan, (iii) 34,000 shares of Common Stock held by Mr. Brown’s wife, (iv) 206,000 shares of Common Stock held by Mr. Brown’s wife as guardian for their children, and (v) 52,000 shares of Common Stock held for the benefit of Mr. Brown's children in four family trusts, of which Mr. Brown's spouse is the trustee.

(3)	Includes 320,688 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 24, 2020.

(4)	Includes 75,085 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 24, 2020.

(5)	Includes 49,732 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 24, 2020.

(6)	Includes 56,547 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 24, 2020.

(7)	Includes 2,000 shares held in Ms. Strandjord’s individual retirement account.

(8)	Includes 1,204,194 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 24, 2020.

(9)
This information was supplied on Schedule 13G/A filed with the SEC on February 12, 2020. The Vanguard Group has sole voting power over 30,074 shares and sole dispositive power over 5,005,127 shares. The Vanguard Group has shared voting power over 8,462 shares and shared dispositive power over 31,607 shares.

(10)
This information was supplied on Schedule 13G filed with the SEC on February 13, 2020. Janus Henderson Group plc has shared voting and dispositive power over 3,228,575 shares. Janus Capital Management LLC may be deemed to have beneficial ownership of 3,104,319 shares. Intech Investment Management LLC may be deemed to have beneficial ownership of 43,142 shares. Perkins Investment Management LLC may be deemed to have beneficial ownership of 81,114 shares.

CORPORATE GOVERNANCE
Director Independence
The Board of Directors has determined that all of the non-employee Directors are “independent” under the listing standards of The Nasdaq Stock Market LLC.
As highly accomplished individuals in their respective industries, fields and communities, the non-employee Directors are affiliated with numerous corporations, educational institutions and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with the Company. The Board considered each of these relationships and determined that none of these relationships conflict with the interests of the Company or would impair the relevant non-employee Director’s independence or judgment.
In the event of Board-level discussions pertaining to a potential transaction, relationship or arrangement involving an organization with which a Director is affiliated, that Director would be expected to recuse himself or herself from the deliberation and decision-making process.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board held four regular meetings and two special meetings during 2019. The Board has established an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. During 2019, each Director attended at least 75% of the total number of meetings held by the Board and Board committees on which he or she served (during the period for which he or she was a Director).
Board Committee Membership
During 2019, the Board committee membership was as follows:

Director	Audit	Compensation	Nominating & Corporate Governance
Michael J. Brown*
Paul S. Althasen - I		M	M
Thomas A. McDonnell - I , L	M	M	M
Dr. Andrzej Olechowski - I		M	M
Eriberto R. Scocimara - I	M	M	C
Andrew B. Schmitt - I	M	C	M
M. Jeannine Strandjord - I	C	M	M
Mark R. Callegari - I	M	M	M
* Chairman of the Board C - Committee Chair M - Committee Member I - Independent Director L - Lead Director
Audit Committee
The Company has an Audit Committee established in accordance with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The Audit Committee of the Board, composed solely of independent Directors, met four times in 2019. The following five Directors are members of the Audit Committee: M. Jeannine Strandjord, Chair, Thomas A. McDonnell, Eriberto R. Scocimara, Mark R. Callegari and Andrew B. Schmitt. The Audit Committee operates under a written charter adopted by the Board, which is published on Euronet’s website at http://ir.euronetworldwide.com/corporate-governance.
The Board has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the Exchange Act and rules promulgated thereunder, as amended and incorporated into the listing standards of The Nasdaq Stock Market LLC.
The Board has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.
The Audit Committee has oversight responsibilities with respect to our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance. The Audit Committee is responsible for retaining, evaluating and monitoring our independent registered public accounting firm and for providing an audit committee report for inclusion in our Proxy Statement. The Audit Committee is also responsible for maintaining open communication among the Audit Committee, management and our outside auditors. However, the Audit Committee is not responsible for conducting audits, preparing financial statements, or assuring the accuracy of financial statements or filings, all of which is the responsibility of management and/or the outside auditors.

Compensation Committee
The Compensation Committee of the Board met five times in 2019 to determine policies regarding the compensation of our executives and to review, determine and recommend to the full Board, as appropriate, the approval of the grant of options, restricted stock units and cash bonuses to our executives. The purpose of the Compensation Committee is to make determinations and recommendations, as appropriate, to the Board with respect to the compensation of our Chief Executive Officer and other senior executive officers. The following seven Directors are members of the Compensation Committee: Andrew B. Schmitt, Chair, Thomas A. McDonnell, M. Jeannine Strandjord, Dr. Andrzej Olechowski, Eriberto R. Scocimara, Mark R. Callegari and Paul Althasen. The Board has determined that all the members of the Compensation Committee are: (i) independent as defined under the independence standards of the listing standards of The Nasdaq Stock Market LLC both for directors generally and those applicable to members of the Compensation Committee, (ii) “non-employee” directors under Section 16 rules, and (iii) “outside directors” for purposes of Internal Revenue Code Section 162(m).
The Compensation Committee performs its functions and responsibilities pursuant to a written charter adopted by our Board, which is published on Euronet’s website at http://ir.euronetworldwide.com/corporate-governance.
Its charter authorizes our Compensation Committee to delegate its responsibilities to one or more subcommittees or Directors, in accordance with restrictions set forth in the charter. Under the terms of our incentive plans, our Compensation Committee is authorized to administer the plans and may delegate its authority under such plans to another committee of the Board or a Director.
Our human resources department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering the day-to-day ministerial aspects of our compensation and benefits plans.
Annual Process for Determining Compensation of Executive Officers
As further described in the “Compensation Discussion and Analysis,” our Compensation Committee, together with senior management and outside consultants engaged by the Compensation Committee, conducts an annual review of our overall compensation program for executive officers. With respect to executive officer compensation, our Compensation Committee reviews each of the key components of compensation - base salary and short- and long-term incentives, both within Euronet and as compared to peers and survey data to determine whether each of these components is consistent with our compensation philosophy and its related goals and objectives. Upon the recommendation of our Chief Executive Officer with respect to the compensation of each executive officer who directly reports to him, and, based on the findings of any outside consultants that may be engaged to assist in this review, our Compensation Committee determines or recommends to the full Board, as appropriate, the compensation for all key executives, including our Chief Executive Officer. Executive officers are not involved in proposing or seeking approval for their own compensation.
Process for Determining Non-Employee Director Compensation
Our Compensation Committee makes recommendations to the full Board about Board compensation and benefits for non-employee Directors, including cash, equity-based awards and other compensation based on the recommendations of outside compensation consultants. Our Compensation Committee seeks advice and recommendations from independent outside compensation consultants who are retained by the committee to, among other functions: (i) conduct a competitive assessment of non-employee Director compensation compared to competitive practice, (ii) inform the committee of emerging trends in director pay practices, (iii) advise on stock ownership guidelines for non-employee Directors, and (iv) assess the amount of compensation that is adequate to compensate our Directors for their time and effort with respect to Board obligations. If, after the periodic review of non-employee Director compensation by our Compensation Committee, the committee accepts recommendations from the outside compensation consultants that any changes should be made to such program, it will recommend such changes to our Board for approval.
Outside Executive Compensation Consultants
The Compensation Committee directly retained Aon as its outside compensation consultant for 2019. Aon assisted the Compensation Committee and performed functions in connection with executive compensation matters for the Compensation Committee including: (i) conducting a competitive assessment of key executives’ total direct compensation (e.g., sum of base salary, annual bonus and long-term incentive opportunity), (ii) evaluating appropriateness of annual incentive plan targets and standards, (iii) assessing whether the structure (the mix of cash and equity compensation, as well as annual and long-term incentives) is appropriate and competitive, (iv) comparing Euronet’s annual share utilization and earnings per share dilution for equity-based compensation to competitive practices and institutional investor guidelines, (v) comparing Euronet’s expense for stock-based compensation to its peer companies, (vi) advising the Compensation Committee regarding design changes to compensatory programs and the development of new programs based on strategic goals, competitive assessment, regulatory changes and risk management, (vii) informing the Compensation Committee of emerging trends in executive compensation, the institutional investor climate and corporate governance and accounting developments, (viii) providing and periodically advising on stock ownership or retention guidelines for senior executives, and (ix) providing the Compensation Committee with regular updates regarding changes in regulatory and legislative developments impacting executive compensation.
The Compensation Committee assessed the independence of Aon pursuant to Nasdaq's rules and concluded that no conflict of interest exists that would prevent Aon from independently advising the Committee.
Compensation Policies and Practices as They Relate to Risk Management
Together with management, the Compensation Committee considered the design and operation of the Company’s compensation arrangements, including the performance objectives and target levels used in connection with incentive awards and evaluated the relationship between the Company’s risk management and these arrangements. The Compensation Committee believes that the Company’s compensation policies and practices do not encourage unnecessary or excessive risk taking and that any risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
Nominating & Corporate Governance Committee
The Nominating & Corporate Governance Committee met once in 2019. In February 2020, the Nominating & Corporate Governance Committee met to evaluate the performance of the Board during 2019 and consider nominees for election at the Annual Meeting. Eriberto R. Scocimara, Chair, Andrew B. Schmitt, M. Jeannine Strandjord, Andrzej Olechowski, Thomas A. McDonnell, Mark R. Callegari and Paul Althasen are the current members of the Nominating & Corporate Governance Committee. The Board has determined that all of the members of the Nominating & Corporate Governance Committee are independent as defined under the general independence standards of the listing standards of The Nasdaq Stock Market LLC.
The Nominating & Corporate Governance Committee performs the functions of a nominating committee. The Nominating & Corporate Governance Committee’s charter describes the committee’s responsibilities, including developing corporate governance guidelines and seeking, screening and recommending Director candidates for nomination by the Board. This charter is published on our website at http://ir.euronetworldwide.com/corporate-governance. Euronet’s Corporate Governance Guidelines contain information regarding the selection, qualification and criteria for Director nominees and the composition of the Board, and are published on Euronet’s website at http://ir.euronetworldwide.com/corporate-governance.
The Nominating & Corporate Governance Committee evaluates each Director in the context of the Board as a whole, with the objective of recommending a Director who can best perpetuate the success of the business and represent Stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. The Nominating & Corporate Governance Committee considers the experience, qualifications, attributes and skills of each Director and nominee, including the person’s particular areas of expertise and other relevant qualifications, and the interplay of such experience, qualifications, attributes and skills with the Board as a whole. As determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential Director candidates is necessarily a dynamic and an evolving process, the Board believes that it is not always in the best interests of Euronet or its Stockholders to attempt to create an exhaustive list of such qualifications or criteria. Appropriate flexibility is needed to evaluate all relevant facts and circumstances in context of the needs of the Board and Euronet at a particular point in time. Accordingly, the Nominating & Corporate Governance Committee reserves the right to consider those factors as it deems relevant and appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other potential Director candidates. The committee does not have a policy concerning diversity but it believes that the above criteria will lead the committee to consider diversity in its various forms (including diversity of age, experience, background and perspective) in selecting Director candidates. In determining whether to recommend a Director for re-election, the Nominating & Corporate Governance Committee also considers the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.
As general guidelines, members of the Board and potential Director candidates for nomination to the Board will be persons with appropriate educational background and training and who:

•	have personal and professional integrity;

•	act in a thorough and inquisitive manner;

•	are objective;

•	have practical wisdom and mature judgment;

•	have demonstrated the kind of ability and judgment to work effectively with other members of the Board to serve the long-term interests of the Stockholders;

•	have a general understanding of management, marketing, accounting, finance and other elements relevant to Euronet’s success in today’s business environment;

•	have financial and business acumen, relevant experience, and the ability to represent and act on behalf of all Stockholders;

•	are willing to devote sufficient time to carrying out their duties and responsibilities effectively, including advance review of meeting materials; and

•	are committed to serve on the Board and its committees for an extended period of time.
In addition, we do not permit any new Directors nominated by the Board (a) who serve as a member of Euronet’s Audit Committee to serve on the audit committee of more than two other boards of public companies, (b) who serve as chief executive officers or in equivalent positions of other public companies to serve on more than two boards of public companies in addition to the Board, and (c) generally to serve on more than four other boards of public companies in addition to the Board. These policies were adopted in November 2003 and the Board determined that they would not be applied to Directors who were serving on the Board at that time, unless the Board considers that failure to comply is impairing the quality of a Director’s service on the Board. Nonetheless, all current Board members' involvement with other public companies are within these policies.
The Board values the contributions of a Director whose years of service has given him or her insight into Euronet and its operations and believes term limits are not necessary.
Director Candidate Recommendations and Nominations by Stockholders
The Nominating & Corporate Governance Committee’s charter provides that the Nominating & Corporate Governance Committee will consider Director candidate recommendations by Stockholders. Director candidates recommended by Stockholders are evaluated in the same manner as candidates recommended by the Nominating & Corporate Governance Committee. Stockholders should submit any such recommendations to the Nominating & Corporate Governance Committee through the method described under “Other Matters - Recommendations or Nominations of Individuals to Serve as Directors” below. In addition, in accordance with Euronet’s Bylaws, any Stockholder of record entitled to vote for the election of Directors at the applicable meeting of Stockholders may nominate persons for election to the Board of Directors if such Stockholder complies with the notice procedures set forth in the Bylaws and summarized in “Other Matters - Deadline to Propose or Nominate Individuals to Serve as Directors” below.
Lead Independent Director
Under the Company’s Corporate Governance Guidelines, the Board annually selects a Lead Independent Director. The principal responsibilities of the Lead Independent Director are to call for and conduct executive sessions of the Board, serve as liaison between the Chairman of the Board and the independent Directors, approve meeting agendas and schedules for Board meetings, recommend matters to the Chairman for consideration by the Board and be available for consultation and direct communication with Stockholders and all interested parties. A full list of the roles and responsibilities is included in the Company’s Corporate Governance Guidelines.
The Board believes that the existence of a Lead Independent Director enhances coordination of decision-making among the independent Directors and communication between them and the Chairman, and provides a single point of contact for Stockholders and other outside parties to communicate with the Board. Thomas A. McDonnell has acted as the Lead Independent Director since September 2014.
Combined CEO and Chairman Role
Michael J. Brown currently serves as both Chairman of the Board of Directors and Chief Executive Officer and President of the Company. The Nominating & Corporate Governance Committee and the Board have considered the advantages and disadvantages of the combination of these two roles and consider it appropriate to maintain the combined roles. In particular, the Board has concluded that this structure promotes unified leadership and direction for the Company and provides a single, clear focus for the chain of command to execute the Company’s business plans and strategies.
Risk Oversight
The Board has delegated oversight of Euronet’s risk management efforts to the Audit Committee. The Audit Committee’s role in risk oversight includes reviewing information provided by members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, compliance, cybersecurity, strategic and reputational risks. The Audit Committee uses such information to understand the Company’s risk identification, risk management and risk mitigation strategies. The Board believes that risk management is an integral part of Euronet’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.
Part of the Audit Committee’s responsibilities, as set forth in its charter, is to review with corporate management, the independent auditors and the internal auditors, if applicable, any legal matters, risks or exposures that could have a significant impact on the financial statements and the steps management has taken to minimize the Company’s exposure. The Company’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee regularly reports to the full Board.

Cybersecurity Oversight
The Board is responsible for overseeing cybersecurity risk. In 2019, the Company's Chief Technology Officer gave one presentation to the Board regarding the security and integrity of the Company's systems, including cybersecurity updates that focused on the Company's most critical processing systems, cybersecurity infrastructure and procedures, drills and training of employees, mitigation of cyber risks and assessments by third-party experts.
Communications with the Board of Directors
The Board has approved a formal policy for Stockholders to send communications to the Board or its individual members. Stockholders can send communications to the Board and specified individual Directors by mailing a letter to the attention of the Board or a specific Director (c/o the General Counsel) at Euronet Worldwide, Inc., 3500 College Blvd., Leawood, Kansas 66211 or by sending an email to directors@eeft.com.
Upon receipt of a communication for the Board or an individual Director, the General Counsel will promptly forward any such communication to all the members of the Board or the individual Director, as appropriate. If a communication to an individual Director deals with a matter regarding Euronet, the General Counsel will forward the communication to the entire Board, as well as the individual Director. Neither the Board nor a specific Director is required to respond to Stockholder communications and when responding shall do so only in compliance with the Corporate Governance Guidelines.
Director Attendance at Annual Meeting
Euronet has a policy encouraging its Directors to attend the Annual Meeting of Stockholders. Two Directors, Michael J. Brown and Tom McDonnell, attended our 2019 Annual Meeting.
Code of Conduct
The Board has adopted a Code of Business Conduct & Ethics for Directors, Officers and Employees (the “Code of Conduct”) that applies to our directors, executive officers and our employees. The Code of Conduct is available on Euronet’s website at http://ir.euronetworldwide.com/corporate-governance. Any amendment to or waiver of the Code of Conduct will be filed on Form 8-K or posted on our website.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Directors are as follows:

Name	Age	Position	Term Expires
Dr. Andrzej Olechowski	73	Class II Director	2020
Eriberto R. Scocimara	84	Class II Director	2020
Mark R. Callegari	63	Class II Director	2020
Paul S. Althasen	55	Class III Director	2021
Thomas A. McDonnell	74	Class III Director	2021
Michael J. Brown	63	Chairman, Chief Executive Officer and Class I Director	2022
Andrew B. Schmitt	71	Class I Director	2022
M. Jeannine Strandjord	74	Class I Director	2022
Classified Board
We currently have eight Directors divided among three classes as described above.
The Board has determined that all of the Directors, other than Mr. Brown, are independent Directors as defined in the listing standards for The Nasdaq Stock Market LLC.
Three Class II Directors are to be elected at the Annual Meeting for three-year terms ending at the Annual Meeting of Stockholders in 2023. The Board has nominated Dr. Andrzej Olechowski, Eriberto R. Socimara and Mark R. Callegari for election as Class II Directors. Unless otherwise instructed, each valid proxy will be voted for Dr. Olechowski and Messrs. Socimara and Callegari. Each of the Class II nominees has consented to serve as a Director of Euronet. If a nominee is unable or subsequently declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any alternative nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any reason why Dr. Olechowski and Messrs. Socimara and Callegari will be unable or will decline to serve as a Director.
Nominees for Election at the Annual Meeting
The following is a brief description of the business experience of each nominee for Director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should continue to serve as a Director for the Company, in light of the Company’s business and structure.
DR. ANDRZEJ OLECHOWSKI has served on our Board since May 2002. He previously served as a Director of Euronet from its incorporation in December 1996 until May 2000. From 2005 until 2009 when he retired, Dr. Olechowski was the President of Conseil DG, a Polish consulting company. From 1995 until 2008, Dr. Olechowski served as a Senior Advisor for Central Europe Trust, Poland, a consulting firm. He has held several senior positions with the Polish government: from 1993 to 1995, he was Minister of Foreign Affairs and in 1992 he was Minister of Finance. From 1992 to 1993, and again in 1995, he served as economic advisor to President Lech Walesa. From 1991 to 1992, he was Secretary of State in the Ministry of Foreign Economic Relations and from 1989 to 1991 he was Deputy Governor of the National Bank of Poland. From May 1998 to June 2000, Dr. Olechowski served as the Chairman of Bank Handlowy w Warszawie S.A. (Poland). Until April 2009, Dr. Olechowski sat on the Supervisory Board of Vivendi (France) and currently sits on the Supervisory Board of Bank Handlowy w Warszawie S.A. (Poland), and the board of directors of Play Communications S.A. and the boards of various charitable and educational foundations. Dr. Olechowski is currently a Professor at Visula University. He received a Ph.D. in Economics in 1979 from the Central School of Planning and Statistics in Warsaw.
In selecting Dr. Olechowski as a nominee for Director, the Board considers as particularly valuable Dr. Olechowski's significant stature in Polish government and business, his extensive business connections in and knowledge of the banking industry in Poland and Central Europe (which have historically been among the Company’s most important markets in the EFT Division), as well as his experience as a consultant and member of other boards with respect to the strategic and market factors affecting the Company’s business.
ERIBERTO R. SCOCIMARA has been a Director of Euronet since its incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. From April 1994 through its liquidation in 2011, Mr. Scocimara served as President and Chief Executive Officer of the Hungarian-American Enterprise Fund (“HAEF”), a private company that was funded by the U.S. government and invested in Hungary. From 1984 until 2016 when he retired, Mr. Scocimara was the President of Scocimara & Company, Inc., an investment management company. Mr. Scocimara is currently a director of several privately owned companies and until 2017 was a director and the chairman of the audit committee of ARC Document Solutions, Inc. He has a Licence de Science Economique from the University of St. Gallen, Switzerland, and an M.B.A. from Harvard University.
In selecting Mr. Scocimara as a nominee for Director, the Board considers as particularly valuable Mr. Scocimara's extensive financial and business experience acquired through his participation on other boards and committees and management of a Central European investment fund. These qualities as well as his broad range of business contacts and knowledge of Central Europe are considered particularly valuable by the Board.
MARK R. CALLEGARI has served on our Board since September 2014. Mr. Callegari is the Founder and Chief Executive Officer of Callegenix, LLC, an industry leader in lighting control and microprocessing systems founded in 1999. In 2002, Mr. Callegari founded LightWild LLC and served as its Chairman until 2013. In 2002, Mr. Callegari founded and served as Chairman of Animated Lighting, Inc., until its sale in 2005. In 1998, Mr. Callegari founded Tidestone Technologies and served as its Chairman until 2001. In 1979, Mr. Callegari co-founded Innovative Software, Inc., a computer software company that was merged in 1988 with Informix. Mr. Callegari served as Executive Vice President of Informix from 1988 to 1992. Mr. Callegari received a Bachelor of Science degree from Rockhurst University and is the holder of two patents on the process of illuminating building facades.
In selecting Mr. Callegari as a nominee for Director, the Board considers as particularly valuable Mr. Callegari's extensive talent as a proven entrepreneur with valuable insight and his experience in developing industry leading technology and software solutions.
Other Directors
The following is a brief description of the business experience of each of our other Directors whose term of office will extend beyond 2019, and a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the other Directors are qualified for service as a Director of the Company, in light of the Company’s business and structure.
MICHAEL J. BROWN is one of the co-founders of Euronet in 1994 and has served as our Chairman of the Board and Chief Executive Officer since 1996 and as our President since December 2014. He also served as our President from December 11, 2006 to June 11, 2007. Mr. Brown has been a Director of Euronet since our incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. In 1979, Mr. Brown co-founded Innovative Software, Inc., a computer software company that was merged in 1988 with Informix. Mr. Brown served as President and Chief Operating Officer of Informix from February 1988 to January 1989. He served as President of the Workstation Products Division of Informix from January 1989 until April 1990. In 1993, Mr. Brown was a founding investor of Visual Tools, Inc. Visual Tools, Inc. was acquired by Sybase Software in 1996. Mr. Brown was formerly a director of Blue Valley Ban Corp. and Nexxus Lighting, Inc. Mr. Brown received a B.S. in electrical engineering from the University of Missouri-Columbia in 1979 and a M.S. in molecular and cellular biology at the University of Missouri-Kansas City in 1997. The Board considers as particularly valuable Mr. Brown's deep commitment to the success of the Company (demonstrated in particular by his long-term stock holdings), his extensive experience as the founder of the Company and the initiator of each of the business lines of the Company, and the strategic, business and financial skills and knowledge he brings to his position as Director. Through his management of the Company since its inception, Mr. Brown has acquired a unique knowledge of the financial transaction processing industry in the markets in which the Company operates.
ANDREW B. SCHMITT has served on our Board since September 24, 2003. Mr. Schmitt served as President and Chief Executive Officer of Layne Christensen Company from October 1993 until his retirement on January 31, 2012. For approximately two years prior to joining Layne Christensen Company, Mr. Schmitt was a partner in two privately owned hydrostatic pump and motor manufacturing companies and an oil and gas service company. He served as President of the Tri-State Oil Tools Division of Baker Hughes Incorporated from February 1988 to October 1991. Currently, Mr. Schmitt serves on the board of directors of FreightCar America, Inc., where he chairs the Compensation Committee and is a member of the Nominating and Corporate Governance Committee. Mr. Schmitt served as a director of Layne Christensen Company until his retirement in 2012. Mr. Schmitt holds a bachelor of science degree from the University of Alabama School of Commerce and Business. The Board considers as particularly valuable Mr. Schmitt's extensive financial, business and management experience and skills, including in particular, valuable knowledge and experience acquired from managing an international business that, like the Company, operated in many developing markets during his tenure.
M. JEANNINE STRANDJORD, CPA, has 50 plus years of financial management experience and was employed in three different industries after starting in public accounting on the audit staff of Ernst and Whinney in 1968. For 20 years, beginning in 1985, she held several senior financial management roles at Sprint Corporation. She managed the successful transformation and restructuring of Sprint as Chief Integration Officer from 2003 until 2005 when she retired. Previously, she was Senior VP and Chief Financial Officer of Global Solutions, a $9 billion division, from 1998 until 2003, and was Controller and Treasurer from 1986 to 1998. Ms. Strandjord was a director of American Century Mutual Funds (for six registered investment companies) from 1994 to 2018; was a director of DST Systems, Inc., from 1996 to 2012; and has been a director of MGP Ingredients since 2013. She has also been a director of JE Dunn Construction Corporation, a private company, since 2006. Her current non-profit boards are the Ewing Marion Kauffman Foundation, the Truman Library, and the KU Medical Center Advancement Board. Past non-profit boards include Rockhurst University, the Heartland Chapter of the National Association for Corporate Directors, the

Kansas City Community Foundation and the National World War I Museum and Memorial. She has been a Director of the Company since 2001 and is currently the Chair of the Audit Committee. She also served as Lead Independent Director from 2010 to 2014. Ms. Strandjord holds a bachelor's degree in accounting and business administration from the University of Kansas. She was named "National Director of the Year" by the National Association of Corporate Directors in 2018. The Board considers as particularly valuable Ms. Strandjord's experience on the boards of various other public companies, as well as an extensive background in finance, corporate governance, restructuring, talent management, and compensation and benefits.
PAUL S. ALTHASEN has served on our Board since May 2003. He joined Euronet in February 2003 in connection with Euronet’s acquisition of e-pay Limited, a UK company. Mr. Althasen served as Executive Vice President of Euronet until his resignation on April 2, 2012. Mr. Althasen is a co-founder and former CEO and Co-Managing Director of e-pay, and he was responsible for the strategic direction of e-pay from its formation in 1999 until April 2012. From 1989 to 1999, Mr. Althasen was a co-founder and Managing Director of MPC Mobile Phone Center, a franchised retailer of cellular phones in the UK. Previously, Mr. Althasen worked for Chemical Bank in London where he traded financial securities. From 2008 to 2016, Mr. Althasen served as a director of Evolve Telecom Ltd., a B2B provider of telecommunication services. Mr. Althasen currently serves as a director of Lodwick Homes Ltd. Since 2008, Mr. Althasen has been a director of Pier Insurance Managed Services Ltd., where he holds joint responsibility for the company's strategic direction and general management. Mr. Althasen has a B.A. (Honors) degree in business studies from the City of London Business School.
The Board considers as particularly valuable Mr. Althasen's broad first-hand knowledge and experience in the prepaid payments industry in Western Europe and especially in the UK.
THOMAS A. MCDONNELL has been a Director of Euronet since its incorporation in December 1996 and he previously served on the boards of Euronet’s predecessor companies. He has served as Lead Independent Director since September 2014. From October 1984 until September 12, 2012, he served as Chief Executive Officer of DST Systems, Inc., a former Stockholder of Euronet. From September 12, 2012 through December 31, 2012, he served as non-executive Chairman of DST Systems, Inc. From 1973 to September 1995, he served as Treasurer of DST Systems, Inc. From January 1, 2013 until his retirement on December 31, 2014, Mr. McDonnell was President and Chief Executive Officer of the Ewing Marion Kauffman Foundation. Mr. McDonnell is currently a director of Kansas City Southern, where he is a member of the Audit Committee. Mr. McDonnell has a B.S. in Accounting from Rockhurst University and an M.B.A. from the Wharton School of Finance.
The Board considers as particularly valuable Mr. McDonnell's many years of experience in management of a public company in the transaction processing industry and participation on other company boards, whereby Mr. McDonnell has acquired extensive financial, accounting and management experience and substantive business knowledge. These qualities, as well as the knowledge of the Company’s business gained from his participation on the Board since the Company’s inception, are considered particularly valuable by the Board.
Required Vote and Board Recommendation
Election of the Company’s three nominees for Director requires each Director nominee to receive the affirmative vote of a majority of the votes cast online or represented by proxy at the Annual Meeting regarding the election of such Director nominee.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DR. ANDRZEJ OLECHOWSKI, MR. ERIBERTO R. SCOCIMARA AND MR. MARK R. CALLEGARI AS CLASS II DIRECTORS OF EURONET.

PROPOSAL 2
RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2020
We are requesting our Stockholders ratify the selection by our Audit Committee of KPMG LLP as Euronet’s independent registered public accounting firm for 2020. KPMG LLP will audit the consolidated financial statements of Euronet and its subsidiaries for 2020, review certain reports we will file with the SEC, audit the effectiveness of our internal control over financial reporting, provide our Board and Stockholders with certain reports, and provide such other services as our Audit Committee and its Chairperson may approve from time to time.
KPMG LLP served as our independent registered public accounting firm for 2019, and performed professional services for us as described below in the “Audit Matters” section. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions. Although our Audit Committee has selected KPMG LLP, it nonetheless may, in its discretion, terminate KPMG’s engagement and retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in the best interests of Euronet and its Stockholders.
Required Vote and Board Recommendation
Approval of the ratification of KPMG LLP as our independent registered public accounting firm for 2020 requires the affirmative vote of a majority of the shares of Common Stock present online or represented by proxy at the Annual Meeting and voting on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2020.

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our Stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail below under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed (i) to align the interests of executive management and Stockholders by making individual compensation dependent upon achievement of financial goals and by providing long-term incentives through our equity-based award plans, and (ii) to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to our long-term success. The overall compensation program is designed to reward a combination of strong individual performance, strong performance by Euronet in meeting its long-term strategic goals and stock price appreciation.
Our compensation package for executive officers consists of a balance of base salary, certain employee benefits, annual bonuses under our Executive Annual Incentive Plan, performance based equity grants and limited perquisites or other benefits. To serve the best interests of Stockholders, the Compensation Committee follows an executive compensation philosophy that emphasizes performance-based compensation. This philosophy also aligns the economic interests of executive officers and Stockholders by ensuring that nonvested performance-based equity incentive awards represent a substantial portion of an executive officer’s total compensation package. The Compensation Committee periodically reviews our executive compensation practices to ensure they achieve our desired goals.
At last year’s annual meeting, over 98% of the votes cast on the advisory vote on executive compensation were in favor of the Company’s named executive officer compensation for 2018. We are asking our Stockholders to again indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our Stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our Stockholders to approve, on an advisory basis, the following resolution:
“RESOLVED, that the Company’s Stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and Compensation Committee value the opinions of our Stockholders and will consider the outcome of the vote when making future executive compensation decisions.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND RELATED NARRATIVE DISCLOSURE.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Euronet has a long-standing compensation philosophy that emphasizes performance-based compensation to ensure that the interests of all of our executives, including the named executive officers (NEOs), are aligned with our stockholders. Our program is market-competitive to ensure we attract, retain and reward highly qualified executives who contribute to our success with compensation packages established pursuant to the following principles:

▪
Market-Competitive - We review and benchmark our compensation opportunities annually to ensure total direct compensation including base salary, an annual cash incentive and target long-term equity incentives are market-competitive.

▪	Pay for Performance - We emphasize pay for performance with at least 80% of NEO target total direct compensation dependent on the achievement of annual and long-term Company performance goals.

▪
Comprehensive Benefit Programs - We offer all of our employees a competitive benefit plan that supports retirement, health and wellness. NEOs have access to the same health and retirement benefits as all of our employees.

▪
Stockholder Value Alignment - We align incentive programs with stockholder value creation by using annual and three-to-five year performance measures that drive stockholder value. Incentive goals are directly aligned with our Board-approved long-term strategic plan.

Management's primary operating measures are earnings per share and operating income, each adjusted for currency fluctuations and certain pre-defined non-cash and non-recurring elements approved by the Compensation Committee, which we refer to as "adjusted EPS" and "adjusted operating income," respectively.
Financial Performance
In 2019, Euronet achieved strong financial results, while continuing to expand our network of ATMs under management, digital media content, money transfer network and software technology to help position our Company for long-term success. Our 2019 highlights include:

Top and Bottom Line Growth
8%	28%	27%
Revenue Growth	Adjusted Operating Income Growth	Adjusted EPS Growth
13% increase on a constant currency basis[1]	34% increase on a constant currency basis[1]	26% increase on a constant currency basis[1]

Stockholder Value Creation
Total Stockholder Return
$74.5 million	Year-end 2019
Capital Returned to Stockholders	1-YEAR 54%	3-YEAR 30%	5-YEAR 27%
(through Share Repurchases)
________

1Adjusted operating income, adjusted EPS, revenue on a constant currency basis, adjusted operating income on a constant currency basis and adjusted EPS on a constant currency basis are non-GAAP financial measures that exclude certain items. Please refer to Appendix A to this Proxy Statement for a reconciliation of these measures relative to the reported GAAP financial measures. To evaluate performance in a manner consistent with how management evaluates our operational results and trends, the Compensation Committee uses certain non-GAAP performance metrics for both annual incentive and long-term awards. Constant currency financial measures assume foreign currency exchange rates did not change from the prior period, which enables consistent year-over-year financial comparisons and ensures incentive payouts are not artificially inflated or impaired by local country currency fluctuations that are outside the control of management.

The graph below compares the total cumulative return on our Common Stock from December 31, 2014, through December 31, 2019, with the Total Returns Index for U.S. companies traded on the NASDAQ Global Select Market and the Total Returns Index for U.S. Nasdaq Financial Stocks.
Note: Index Data: Calculated (or Derived) based from CRSP NASDAQ Stock Market (US Companies) and CRSP N    ASDAQ Financial Index, Center for Research in Security Prices (CRSP®), Graduate School of Business, The University of Chicago. Copyright 2020. Used with Permission. All rights reserved.
EXECUTIVE COMPENSATION PROGRAM OBJECTIVES AND STRATEGY
Our Industry Environment
The payments industry is changing rapidly and requires companies to be transparent, compliant and competitively priced as well as develop and maintain leading-edge, flexible technology in order to provide consumers with access to their funds in the way they demand it.

•	Banks are closing branches, resulting in cash deserts across certain areas in Europe

•	Consumers want choice on how to interact with their funds while participating in the global economy

•	Data security, data privacy and compliance are fundamentally important to company success
Our Compensation Program Must Reflect the Industry Within Which We Operate , Be Market- Competitive and Pay For Performance
We strive to balance the need for market-competitive pay within a framework that provides the appropriate mix of fixed and variable, at-risk compensation to attract, retain and motivate talent and align executive and stockholder interests within our pay-for-performance objectives.
Our program must:

▪	Support our efforts to attract and retain highly qualified business minds to contribute to our long-term success

▪
Align the interests of our executives with the interests of our stockholders by making individual compensation dependent upon achievement of financial goals and providing long-term incentives through our equity-based award plans

▪	Reward our executives based on the achievement of sustained financial and operating performance and demonstrated leadership
PARTICIPANTS IN EXECUTIVE COMPENSATION DESIGN AND DECISION-MAKING PROCESS
Compensation Committee
The Compensation Committee is currently comprised of seven independent Directors who each hold a significant amount of Company stock (stock value at December 31, 2019 of directors ranges from seven to 47 times the annual retainer) and together they administer our executive compensation programs. The Compensation Committee is responsible for recommending policies to the Board that govern both annual cash compensation and equity incentive programs. The Compensation Committee has the authority to retain independent outside consultants or advisors as it deems necessary to provide desired expertise and counsel.
Compensation Consultant
The Compensation Committee retained Aon as independent compensation consultant for 2019, to advise the Compensation Committee on all matters related to executive officer compensation. Aon provided advice regarding current and emerging practices with regard to executive compensation. Representatives from Aon attended the December 2018 meeting, when the Committee approved grants of stock incentive awards and determined executive compensation and established performance targets for 2019. Aon provided other services to the Compensation Committee or the Company as outlined on pages 14 and 15. Aon did not provide any other services to the Compensation Committee or the Company outside of its capacity as compensation consultant.
In 2019, the compensation consultants from Aon resigned from the firm. Given the change resulting from turnover, the Compensation Committee determined it good practice to consider market availability of resources to provide executive compensation advice. After interviewing several firms, the Compensation Committee engaged FW Cook as its Compensation Consultant for 2020. The Compensation Committee assessed the independence of FW Cook pursuant to Nasdaq's rules and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the committee.
Chief Executive Officer and Chief Financial Officer
The Compensation Committee considers input from our Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") regarding the responsibilities and accomplishments of individual executive officers, information as to potential achievability of incentive goals and levels of various compensation elements necessary to provide incentives for and to retain executive management. Our CEO makes recommendations to the Compensation Committee on each of the other executive officer's compensation. Executive officers are not involved in proposing or seeking approval for their own compensation. For the CEO's review, the independent Directors meet in an executive session to assess the CEO's performance and determine appropriate compensation levels.
Corporate Governance
The Compensation Committee has incorporated the following governance features into our programs:

What We Do	What We Do Not Do
>Align pay and stockholder performance	x Pay dividends or dividend equivalents on unearned or unexercised equity compensation
>Rigorous stock ownership requirements and holding periods of shares for the CEO and the Board	x Pay excessive severance benefits
>Targets for performance metrics aligned to stockholder interests	x Backdate or reprice stock option awards
>Forfeiture policy providing forfeiture of equity awards when a NEO terminates employment for any reason other than retirement, disability, death or termination under specific circumstances related to change of control
x Make multi-year compensation guarantees
>Responsible use of shares under our long-term incentive program	x Grant time-vested RSUs to NEOs as part of the annual LTI program
>Prohibit pledging and hedging policies	x Grant stock options with an exercise price less than fair market value
>Engage an independent compensation consultant	x Provide excise tax gross-ups on new or amended agreements since February 2011
>Limited perquisites	x Offer supplemental executive retirement plans
How We Establish Executive Compensation Levels
In determining the annual compensation of each executive officer, including the Chief Executive Officer, the Compensation Committee considers Euronet’s financial performance both on an absolute basis and relative to comparable companies. In addition, it assesses individual performance against quantitative and qualitative objectives. Factors considered by the Compensation Committee in assessing individual performance include, but are not limited to:

•
Financial Results — Company and business sector financial results for the most recent relevant period, on an absolute basis and relative to comparable companies with respect to certain financial parameters, including revenue growth, operating income growth, growth in per share earnings and return on equity;

•	Strategic Growth and Execution — strategic planning and implementation, business growth, acquisitions, technology and innovation;

•	Leadership and Effectiveness — management development and personal leadership; and

•	Governance and Controls — corporate reputation and brand, risk management, the strength of the internal control environment and contribution to a culture of ethics and compliance.
The Compensation Committee considers all factors collectively in determining executive officers’ annual compensation. The weight given to a particular factor may vary from year to year depending on the goals and objectives of the organization, thus enabling the Compensation Committee to align annual financial objectives with strategic leadership initiatives.
The Compensation Committee believes that it establishes challenging performance goals for executive management incentive plans. Performance goals primarily focus on adjusted EPS growth which the Compensation Committee believes provides a meaningful incentive for the executives and is strongly correlated with improved stockholder returns.
Peer Group
The Compensation Committee believes that it is essential for our continued success that overall compensation policies allow us to be competitive in attracting and retaining executive talent. However, the Committee does not establish compensation targets solely based on peer group compensation amounts, because it believes that individual and company performance should be the primary determinants of annual compensation.
The Company's peer group (the "Peer Group") listed below and Aon's Total Compensation Measurement survey database were used to inform the Compensation Committee's decisions on target pay opportunities for our executives for 2019. The Compensation Committee believes the group of companies have similar financial characteristics as Euronet and operate in similar industries.

Members of the current Peer Group were included because they met all of the following criteria:

•	the company was in the same or similar industry as Euronet, including Data Processing and Outsourced Application Software and Internet Software and Services,

•	the company was reasonably comparable in revenue and market capitalization size to Euronet,

•	the company was headquartered in the United States and publicly traded on a major stock exchange, and

•	the company had a similar operating structure as Euronet, such as offering similar services and/or having significant foreign sales.
The companies comprising the Peer Group to determine target pay opportunities for our executives for 2019, all of which had revenues between $450 million and $5.6 billion and market capitalization between $100 million and $23.2 billion, were:

• Total Systems Services, Inc.	• EVERTEC, Inc.
• Jack Henry & Associates, Inc.	• ACI Worldwide, Inc.
• FactSet Research Systems, Inc	• Fair Issac Corp
• Global Payments, Inc.	• Cardtronics, Inc.
• Broadridge Financial Solutions, Inc.	• MoneyGram International, Inc.
• Cboe Global Markets, Inc.	• TTEC Holdings, Inc.
• Envestnet, Inc.	• Green Dot Corporation
• WEX, Inc.	• Square, Inc.
• SS&C Technologies Holdings, Inc.	• FleetCor Technologies, Inc.
• The Western Union Company

Euronet's revenues and market capitalization ranked at the following percentile as compared to the Peer Group:

	Percentile Rank(1)
	Revenues	Market Capitalization
Euronet Worldwide, Inc.	63%	38%
(1) Based on fiscal 2018 revenues as reported in SEC filings. Market capitalization is based on closing share prices and number of shares reported as outstanding in SEC filings as of December 31, 2018.

The Compensation Committee evaluates whether the compensation opportunities for executives are appropriate and competitive by comparing each named executive officer’s target total compensation opportunity, which represents the sum of the executive’s base salary and target award amounts under the Executive Annual Incentive Plan and Stock Incentive Plan, to the total compensation opportunities for executives in comparable positions at peer companies. The Compensation Committee references the 50th percentile of the Peer Group when making this comparison, although a named executive officer’s total compensation opportunity may be higher or lower depending upon the executive’s tenure, overall level of responsibility and performance. The Compensation Committee believes that the 50th percentile is an appropriate targeted level of total compensation opportunity because of Euronet's size relative to the Peer Group.
In December 2018, the Compensation Committee compared target total direct compensation opportunities for our named executive officers with the median statistics for target total direct compensation among similarly situated executives within the relevant peer data. Base salaries for our executive officers were comparable to the median of our peers as was cash compensation, which included annual non-equity incentive compensation. Target long-term incentive grant values were above median. The resulting target total direct compensation of our executive officers was in the third quartile compared to our peers. Most of our long-term equity incentive compensation is subject to performance-based vesting criteria and our executive officers will fully earn this compensation only if the performance-based vesting criteria are satisfied and our share price appreciates significantly from the date of grant. The Compensation Committee believes this structure is appropriate for our executive officers as it emphasizes performance-based stock compensation, consistent with our compensation philosophy and directly aligned with stockholders.
Elements of Compensation
Key elements of our Named Executive Officer compensation programs are as follow.

Element	Purpose	Characteristics
Base Salaries	Compensates executives for their level of responsibility and individual performance. Also helps attract and retain strong talent.	Fixed component; evaluated annually
Annual Non-Equity Incentives	Promotes achieving our annual corporate and business division goals.	Performance-based cash opportunity in the form of stock options and performance RSUs; amount varies based on company performance.
Stock Incentives	Promotes (a) achieving our long-term corporate financial goals and (b) stockholder value creation.	Performance-based equity opportunity; amounts earned/realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.
Each element of compensation is described below, including a discussion of the specific actions taken by the Compensation Committee for 2019 concerning the CEO and other executive officers.
Base Salaries for Named Executive Officers
In determining salary adjustments for the Named Executive Officers, the Compensation Committee considered each executive officer's individual performance and targets base salary levels within a +/- 15% range around the median base salary paid for executives with similar responsibilities within the Peer Group and survey data. Adjustments are not made each year and the only change the Compensation Committee made from 2018 salaries was to increase the annual salary of the CFO to $500,000 effective January 1, 2019. The increase was made to reward the contributions of the CFO to the growth of Euronet and to maintain market competitiveness of our CFO's total compensation opportunity.

The table below shows the changes in salaries for the named executive officers:

Name	FY2018 Salary (000s)	FY2019 Salary (000s)	Merit % Increase
Michael J. Brown	$850	$850	—%
Rick L. Weller	$425	$500	18%
Nikos Fountas	€385	€385	—%
Kevin J. Caponecchi	$365	$365	—%
Juan C. Bianchi	$400	$400	—%
Annual Non-Equity Incentive Compensation
Certain members of senior and executive management, including the Named Executive Officers participate in our stockholder approved Executive Annual Incentive Plan through which they are eligible to earn non-equity (cash) incentive awards. In determining annual non-equity incentive compensation, the Compensation Committee considers the overall performance of Euronet and the individual performance of each executive officer. In measuring individual performance, the Compensation Committee measures the level of responsibility of an executive officer against his base salary and other elements of compensation to determine whether overall compensation is sufficient to retain and motivate highly qualified individuals.
Non-equity incentive compensation to executive officers applies Company-wide performance criteria that executives directly influence, to ensure a link between annual performance and actual incentive payments. In December 2018, the Compensation Committee established 2019 incentive targets for Messrs. Brown, Weller, Fountas, Caponecchi and Bianchi based on predetermined adjusted EPS targets on a constant currency basis.
For 2019, adjusted EPS on a constant currency basis of $5.98, $6.25 or $6.53 would result in a payout as a percentage of base salary of 75%, 150% or 300%, respectively, for Mr. Brown, 45%, 90% or 180%, respectively, for Mr. Weller and 37.5%, 75% or 150%, respectively, for each of Messrs. Fountas, Caponecchi and Bianchi. The threshold, target and maximum adjusted EPS objectives for 2019 represent a 12%, 17% and 23% increase, respectively, over adjusted EPS of $5.33 for 2018. For 2019, the Company achieved adjusted EPS of $7.01 ($6.96 on a constant currency basis), which resulted in the maximum annual incentive compensation being paid to the Named Executive Officers. Therefore, Messrs. Brown, Weller, Fountas, Caponecchi and Bianchi were paid $2,550,000, $900,000, $632,115, $547,500 and $600,000, respectively.

Name	2018 Annual Incentive Plan Payout	2019 Annual Incentive Plan Payout	% Increase / (Decrease)
Michael J. Brown	$2,550	$2,550	—%
Rick L. Weller	$765	$900	18%
Nikos Fountas	€578	€578	—%
Kevin J. Caponecchi	$548	$548	—%
Juan C. Bianchi	$600	$600	—%
Stock Incentive Programs
Our stock incentive plans are designed to promote an alignment of long-term interests between our employees and our Stockholders and to assist in the retention and motivation of employees. The Compensation Committee can grant to key employees of Euronet and its subsidiaries a variety of stock incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards and other stock-based incentives. Grants are usually approved by the

Compensation Committee for recommendation to the Board during regularly scheduled committee meetings, of which there are typically four per year occurring at regular intervals. The Compensation Committee intends that performance-based stock incentives serve as a significant portion of our executive officers’ total compensation package. Stock incentives offer the executive officers significant long-term incentives to increase their efforts on behalf of Euronet and its subsidiaries, to focus managerial efforts on enhancing stockholder value and to align the interests of the executive officers with the Stockholders. Grants of stock incentives are designed to be competitive with the companies in the Peer Group for the level of job the executive officer holds and to motivate the executive officer to contribute to an increase in our stock price over time.
Under the terms of the Stock Incentive Plan, last approved by the Stockholders in May 2013, the exercise price of all option awards made to our Named Executive Officers or any of our other employees is fixed at the closing trading price on the date of grant. We do not have a program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding or following the grant date.
Special Retention Stock Incentive Award
In April 2019, the Compensation Committee, together with consultation with its compensation consultants, in response to a highly competitive market for leadership in the fast growing payments industry, made a special executive retention equity performance award to certain of its key executives, other than the Chief Executive Officer, to further the long-term growth and success of Euronet.  The Committee proposed and the Board approved the granting of this special retention award to incent the leadership team to remain committed to Euronet’s extensive market opportunities in the fast-growing, rapidly changing payments industry.  Euronet’s leadership team has been successful in growing adjusted earnings per share at a compounded annualized growth rate of 22.0% over the past five years.  Moreover, in the same five-year period Euronet’s market price per share has increased from $47.85 at December 31, 2013 to $102.38 per share at December 31, 2018, a 16.5% compounded annualized increase.  The Committee believes that this special award will provide continued motivation to the leadership team to remain with the Company and capitalize on the very substantial opportunities in the payments industry to continue to grow shareholder value.
Under this special retention award, each of Messrs. Bianchi, Caponecchi, Fountas, and Weller have the opportunity to earn over five years up to 27,049 Performance RSUs and 83,127 Performance Options to purchase Euronet stock at $141.03 per share.
Of each executive’s performance award, 50% of 8,863 of the Performance RSUs and 27,239 of the Performance Options to purchase Euronet shares will be achieved if the Company’s constant currency adjusted EPS compounded annual growth rate for the four-year period ending December 31, 2022 equals or exceeds three percent; the remaining 50% of 8,863 Performance RSUs and 27,239 of the Performance Options to purchase Euronet shares can be earned and vested if the Company’s constant currency adjusted EPS compounded annualized growth rate equals or exceeds 3% through the five-year period ending December 31, 2023.
Of each executive’s performance award, 50% of 18,186 of the Performance RSUs and 55,888 of the Performance Options to purchase Euronet shares will be achieved based on the Company’s constant currency adjusted EPS compounded annual growth rate for the four-year period ending December 31, 2022; the remaining 50% of 18,186 Performance RSUs and 55,888 of the Performance Options to purchase Euronet shares will achieved based on the Company’s constant currency adjusted EPS compounded annual growth rate for the five-year period ending December 31, 2023.
The full special retention award will only be earned and vested if the Company’s constant currency adjusted EPS compounded annual growth rate for the five-year period ending December 31, 2023 equals or exceeds 25% and the executive remains employed by the Company. In the event the executives named above voluntarily terminates his employment prior to the fourth or fifth year vesting dates described above, the respective executive forfeits any opportunity or right to the performance award at the respective vesting dates.
Annual Long-Term Equity Incentive Awards
In December 2019, the Compensation Committee, together with consultation with its compensation consultants, completed the annual award of equity incentive compensation grants to selected managers and key contributors to the success of the Company’s achievements, including the CEO and other NEOs. In that regard, the grants included a combination of stock options and performance vesting restricted stock. The stock options vest based on service conditions over four years. The restricted stock awards were divided into two groups with different vesting criteria. The first group of awards vest on achieving compound annual growth in adjusted EPS, on a constant currency basis, for the years 2020 through 2022, contingent upon continued employment from the grant date to the date of vesting. Threshold compound annual growth rate (“CAGR”) of 3% results in vesting of 25% of the award, target CAGR of 5.5% results in 50% vesting of the award, and maximum CAGR of 8% results in 100% vesting of the award. The awards are also contingent upon the achievement of adjusted operating income of $60 million each year. The second group of awards vests over four years based on service conditions, contingent upon the achievement of adjusted operating income of $60 million each year.
As described above, the Compensation Committee reviewed Euronet’s performance in recent years in relation to the executives' incentive targets to confirm that the performance measures the Compensation Committee previously set for performance-based incentive stock awards were sufficiently rigorous and demanding. After this review, the Compensation Committee determined that the targets and the associated level of compensation awarded to the executive officers have generally been appropriate.

We reported and included the grant date fair value of each year’s award as compensation in the summary compensation tables. These historical awards, while reported as compensation, are theoretical valuations assuming stock appreciation and anticipated achievement of the established performance goals as of the date of the grant. The value realized will depend on three important factors — a three to five year vesting period for equity awards, achievement of the predetermined performance goals and stock price appreciation. Therefore, actual compensation will differ from theoretical compensation based upon actual stock price and operating performance.

Name	Annual 2018 Long-Term Incentive Compensation Plan Grant Date Fair Value	Annual 2019 Long-Term Incentive Compensation Plan Grant Date Fair Value	% Increase/(Decrease) in Annual Grant	Special Apr-19 Retention Incentive Grant	2019 Total Long-Term Incentive Plan Grant Date Value	Total 2019 Grant % Increase / (Decrease)
Michael J. Brown	$3,000	$5,000	67%	$—	$5,000	67%
Rick L. Weller	2,300	2,300	—%	5,028	7,328	219%
Nikos Fountas	1,000	1,200	20%	5,028	6,228	523%
Kevin J. Caponecchi	1,000	1,200	20%	5,028	6,228	523%
Juan C. Bianchi	1,000	1,200	20%	5,028	6,228	523%
Compensation Mix
The Compensation Committee concluded that for 2019 executive compensation reflected an appropriate mix of base salary, incentive bonuses, service-based equity compensation and performance-based equity compensation that provides sufficient retentive and motivational value to align the interests of executives with our Stockholders.

CEO Compensation Mix - Annual Award
10%
30%
60%
Salary
Non-Equity Incentive Compensation
Stock and Option Awards

Other Executive Compensation Mix - Annual Award
3%
16%
56%
25%
Salary
Non-Equity Incentive Compensation
Stock and Option Awards
Other Compensation

Benefits
Our employees in the United States are entitled to receive medical, dental, vision, life and short-term and long-term disability insurance benefits and may participate in our 401(k) plan. For 401(k) participants, we match 50% of participant deferrals on the first six percent or four percent of a participant’s deferrals, depending on which subsidiary’s plan the employee participates. Generally, employees outside the United States are covered by social benefit programs of their respective countries. Our executive officers generally participate in these benefit plans on the same basis as our other employees.

With the exception of Mr. Brown, who is prohibited from participating in an Employee Stock Purchase Plan (“ESPP”) by Internal Revenue Service regulations because of his percentage ownership of Euronet, all of our employees are entitled to participate in the ESPP, which was adopted in 2001. This plan, which has been established in accordance with certain federal income tax rules set forth in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), permits employees to purchase stock from us at a price that is equal to 85% of the lower of the trading price on the opening or closing of certain three-month “offering periods.”
Retirement Plans
We do not sponsor a defined benefit pension plan or any other deferred compensation plans for executives or any of our other employees.

Perquisites and Other Benefits
Perquisites and other benefits have been a very small part of our executive compensation program. The aggregate incremental cost to the Company of providing perquisites and other benefits to our CEO and the other Named Executive Officers as a group in 2019 was $15,666 and $335,215, respectively, and is included in the “All Other Compensation” column of the Summary Compensation Table on page 35. As a part of Mr. Fountas' relocation to London UK in 2018, the Compensation Committee approved the reimbursement of personal costs for housing and school tuition. The Compensation Committee believes this reimbursement is appropriate to locate Mr. Fountas in a significant European financial center near companies important to the growth plans of Euronet and to better facilitate international travel necessary for his duties. Considered both individually and in the aggregate, the Compensation Committee believes that the perquisites and other benefits we offer to our Named Executive Officers are reasonable and appropriate.
Change of Control Policy
Euronet has a change in control provision in our Stock Incentive Plan that applies to all plan participants, including our Named Executive Officers. The change in control provisions were adopted to mitigate the concern that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction will be motivated to act in their own interests rather than the interests of the Stockholders. Employees may not be in a position to influence the Company’s performance after a change in control and may not be in a position to earn their incentive awards or vest in their equity awards. Thus, the provisions are designed to make any transaction neutral to the employees’ economic interests. For a more detailed discussion of change in control arrangements with our Named Executive Officers, see the "Employment Agreements" discussion below.
Employee and Director Stock Ownership and Hedging Policy
Euronet also encourages broad-based employee stock ownership through various Stockholder approved stock compensation plans. More than 350 employees have received awards in a combination of stock options and restricted stock. This means that, like other Stockholders, employees broadly participate in both the upside opportunity and the downside risk of our performance. Key components of the Stock Ownership and Hedging Policy include:

•
The allocation of stock bonus awards for Directors, Named Executive Officers and higher paid employees is progressive so that as an employee's total compensation increases, an increasing percentage of total compensation is paid in performance based restricted stock and/or stock options to better align leadership with stockholders.

•
Euronet has established an insider trading policy which applies to all directors, officers, employees, contractors, consultants and advisers of the Company, which are collectively referred to as “covered persons.” All covered persons are prohibited from trading in puts, calls or similar options on our stock or selling our stock “short.” In addition, covered persons may not purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our securities.

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Euronet’s insider trading policy prohibits directors, executive officers, employees that report directly to an executive officer and certain other designated employees from holding Euronet securities in a margin account or pledging Euronet securities as collateral for a loan.

◦
Exceptions to this restriction on pledging may be granted by the General Counsel under limited circumstances when the pledgor demonstrates the financial capacity to repay a loan without resorting to the pledged securities.

◦
Mr. Brown was granted a waiver of this restriction on pledging shares in connection with the pledge of shares to secure a loan from a third-party bank for a personal investment currently equal to approximately 7% of the total value of shares he holds.

•
The Compensation Committee has adopted stock ownership guidelines for the Chief Executive Officer and the non-executive Directors after a compliance period of five years. The requirements for each party and their current stock ownership position are as follows based on the stock price at December 31, 2019:

Director	Required Stock Ownership	Current Stock Ownership Position
Michael J. Brown	5 times base salary	320 times base salary
Paul S. Althasen	4 times annual retainer	34 times annual retainer
Thomas A. McDonnell	4 times annual retainer	47 times annual retainer
Dr. Andrej Olechowski	4 times annual retainer	7 times annual retainer
Eriberto R. Scocimara	4 times annual retainer	9 times annual retainer
Andrew B. Schmitt	4 times annual retainer	42 times annual retainer
M. Jeannine Strandjord	4 times annual retainer	28 times annual retainer
Mark R. Callegari	4 times annual retainer	11 times annual retainer

•
While the stock ownership guidelines do not apply to the other Named Executive Officers, all of the other Named Executive Officers currently have stock ownership levels well in excess of generally established guidelines where Messrs Weller, Caponecchi, Fountas and Bianchi hold shares, rounded, (stock owned, stock issuable pursuant to options exercisable within 60 days of March 24, 2020 and beneficially owned stock at risk) valued at 119, 51, 35 and 24 times their annual salaries, respectively.

Compensation Risk Assessment
Compensation policies and practices are also designed to discourage inappropriate risk taking including:

•	Stock ownership requirements for our CEO and Board of Directors.

•	Incentive plans more heavily weighted toward long-term performance to reduce the incentive to impair the prospects for long-term performance in favor of maximizing performance in one year.

•	Short-term and long-term cash incentive performance targets are established prior the beginning of each performance period and are not subject to change.

•	The Compensation Committee retains discretionary authority to override any incentive plan's formulaic outcome in the event of unforeseen circumstances.

•
The Compensation Committee annually reviews fixed versus variable pay mix, incentive plan metrics, and payout formulas as well as governance and compliance mechanisms such as approval authorities. The review completed in December 2019 found that no compensation programs, policies or practices were likely to have a material adverse impact on Euronet.

Sale and Transfer of Awards
All stock option, restricted stock unit and performance-based restricted stock awards are granted under plans that specifically prohibit the sale, assignment and transfer of awards with limited exceptions such as the death of the award recipient. In addition, the Compensation Committee may allow an award holder to assign or transfer an award.
Repricing of Equity Awards
The Compensation Committee believes that equity awards should be made based upon conditions and financial metrics established as of the time of each award and that the terms of awards outstanding should not be revised as conditions change. The Compensation Committee is therefore committed not to engage in repricing of equity awards outstanding, except in the context of certain corporate reorganizations or with the approval of Stockholders. This policy has been confirmed through an amendment to our 2006 Stock Incentive Plan, which restricts us from engaging in repricing except in certain corporate reorganizations, without the approval of our Stockholders. The Compensation Committee extends its policy against repricing to all of Euronet’s equity plans.

Adjustments to Compensation Plan
We currently have no formal policy on recapturing salary or incentive awards (equity or cash) granted to a Named Executive Officer in the event that we are required to restate our financial statements (whether arising from conduct or actions of the Named Executive Officer, or otherwise). There is currently no procedure to recover (“claw back”) an element of compensation that has been paid and becomes final. The Compensation Committee believes that, despite the lack of a formal claw back policy, we have other policies and procedures in place that would deter and discourage Named Executives Officers from engaging in conduct or actions that may cause us to restate our financial statements. These include: (i) the forfeiture of outstanding equity awards upon termination for cause; (ii) the Compensation Committee's discretion over the value of equity awards grants that are made annually; and (iii) the vesting of performance-based awards granted to our Named Executive Officers generally occurs over a three to five year period. However, we intend to adopt such a policy after the SEC adopts final rules related to compensation claw backs pursuant to the Dodd-Frank Act.

Tax Treatment
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. The exemption from the deduction limit under Section 162(m) for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee will continue to monitor the applicability of Section 162(m) of the Code to its ongoing compensation arrangements. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the “performance-based compensation” exemption from the deduction limit, no assurance can be given that any compensation that may have been (or if granted under a binding written contract in place as of November 2, 2017 may be) intended to satisfy the requirements for exemption from Section 162(m), in fact will be exempt. In determining the form and amount of compensation for our named executive officers, the Compensation Committee may continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m). While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee may also look at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Recent Advisory Vote on Executive Compensation
The Company conducts an advisory vote on executive compensation every year at its annual meeting. While the vote is not binding on the Company, the Board or the Compensation Committee, the Compensation Committee believes that an annual advisory vote on executive compensation offers Stockholders the opportunity to express their views regarding the Company’s compensation program and the Compensation Committee’s decisions on executive compensation. The Board and the Compensation Committee value the opinions of Stockholders and the Compensation Committee will consider Stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.
At last year’s annual meeting, over 98% of the votes cast on the advisory vote on executive compensation were in favor of the Company’s Named Executive Officer compensation as disclosed in the proxy statement. The Board and Compensation Committee believe this affirms that our Stockholders generally support the Company's approach to executive compensation. Accordingly, the Compensation Committee has taken no specific actions to modify our executive compensation program as a direct result of these non-binding, advisory votes but, rather, has continued to oversee the program in accordance with its best judgment and stated governing principles.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed the Compensation Discussion and Analysis presented above with management, and, based on that review, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Andrew B. Schmitt, Chair
Thomas A. McDonnell
Eriberto R. Scocimara
M. Jeannine Strandjord
Dr. Andrzej Olechowski
Mark R. Callegari
Paul Althasen
The Compensation Committee report and the “Compensation Discussion and Analysis” is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

COMPENSATION TABLES
In preparing the required proxy compensation tables, the grant date fair value of the performance restricted stock and option awards were valued assuming a 15% constant currency adjusted earnings per share compounded annual growth rate. This estimate is not inconsistent with our historical performance. However, the recent outbreak of the novel coronavirus (COVID-19) will have an impact on our performance which will impact the amount realized by our Named Executive Officers. Moreover, the potential adverse economic impacts on the United States and global economy has resulted in significant volatility and devaluation of many publicly traded equities, including Euronet's. To that end, Euronet's stock price per share significantly declined from its closing price of $157.56 per share on December 31, 2019 to $72.75 on April 3, 2020 representing a 54% decline. Accordingly, we continue to monitor the impact as COVID-19 advances across the world. Due to the recent onset of COVID-19 and the continued evolution of our understanding of the impact, it is not practical to revise our estimates at this time. We will continue to monitor the evaluation of global medical experts and scientists. As information regarding the impact of COVID-19 becomes available, it will be evaluated. Euronet’s actual results could differ materially from these estimates. It is uncertain whether the United States equity markets or Euronet’s traded equity, will recover to amounts used in these tables. The amount of compensation realized by our Named Executive Officers could vary materially from amounts presented within the compensation tables. The following tables should be read considering the potential for market disruption and economic impacts of COVID-19.
Summary Compensation Table
The following table sets forth certain information regarding the compensation awarded or paid to our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated of our executive officers (the “Named Executive Officers”) for the year ended December 31, 2019 for the periods indicated:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Compensation	All Other Compensation		Total
Michael J. Brown	2019	$850,000	—	$2,500,107	$2,500,000	$2,550,000	$15,666	(4)	$8,415,773
Chairman, Chief Executive Officer and President	2018	850,000	—	1,500,006	1,499,997	2,550,000	55,195		6,455,198
	2017	850,000	—	1,499,989	1,500,003	—	10,980		3,860,972
Rick L. Weller	2019	500,000	—	3,664,145	3,664,196	900,000	10,260	(4)	8,738,601
Executive Vice President and Chief Financial Officer	2018	425,000	—	1,149,941	1,149,994	765,000	10,195		3,500,130
	2017	425,000	—	625,072	625,001	—	10,980		1,686,053
Nikos Fountas(5)	2019	421,410	—	3,114,137	3,114,199	632,115	269,539	(3)	7,551,400
Executive Vice President and Chief Executive Officer, EFT Europe, Middle East and Africa Division	2018	452,849	—	500,076	499,999	664,256	138,100		2,255,280
	2017	423,636	—	499,966	500,001	—	12,270		1,435,873
Kevin J. Caponecchi	2019	365,000	—	3,114,137	3,114,199	547,500	11,193	(4)	7,152,029
Executive Vice President and Chief Executive Officer, epay, Software and EFT Asia Pacific Division	2018	365,000	—	500,076	499,999	547,500	11,063		1,923,638
	2017	365,000	—	499,966	500,001	—	11,139		1,376,106
Juan C. Bianchi	2019	400,000	—	3,114,137	3,114,199	600,000	44,223	(3)	7,272,559
Executive Vice President and Chief Executive Officer, Money Transfer Segment	2018	400,000	—	500,076	499,999	600,000	43,468		2,043,543
	2017	400,000	—	499,966	500,001	—	42,208		1,442,175

(1)
Compensation for restricted stock is computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. Assumptions used in calculating the aggregate grant date fair value in accordance with ASC Topic 718 are set out in Note 15 to our audited consolidated financial statements contained in the Form 10-K for the fiscal year ended December 31, 2019. Restricted stock awards for each fiscal year include awards subject to performance conditions for 2019, executives participated in restricted stock award grants on April 4, 2019 and December 10, 2019. The December 10, 2019 grants were valued based on the assumptions that the highest level of the performance conditions would be achieved. The April 4, 2019 grants included the 3% CAGR Awards and the 25% CAGR Awards (see pages 29 and 30 for a description of these awards). The 3% CAGR Awards were valued based on achieving the highest level of performance criteria and the 25% CAGR Awards were valued based on achieving an estimated 15% adjusted EPS CAGR. In preparing the required proxy compensation schedules, the grant date fair value of the April 2019 performance restricted stock and option awards were valued assuming a 15% constant currency adjusted earnings per share compounded annual growth rate. This estimate is consistent with our historical performance.

(2)
Compensation for stock options is computed in accordance with the provisions of ASC Topic 718. Amounts represent the grant date fair value determined using the Black-Scholes-Merton model. The grant date fair values are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized from an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised. Assumptions used in calculating the aggregate grant date fair value in accordance with ASC Topic 718 are set out in Note 15 to our audited consolidated financial statements contained in the Form 10-K for the fiscal year ended December 31, 2019. For 2019, executives participated in stock option grants on April 4, 2019 and December 10, 2019. The April 4, 2019 grants included the 3% CAGR Awards and the 25% CAGR Awards (see pages 29 and 30 for a description of these awards). The 3% CAGR Awards were valued based on achieving the highest level of performance criteria and the 25% CAGR Awards were valued based on achieving an estimated 15% adjusted EPS CAGR. The December 10, 2019 grants vest based on continued employment with the company over a four-year period.In preparing the required proxy compensation schedules, the grant date fair value of the April 2019 performance restricted stock and option awards were valued assuming a 15% constant currency adjusted earnings per share compounded annual growth rate. This estimate is consistent with our historical performance.

(3)	The following table sets forth the incremental costs to the Company of each perquisite or other benefits that are required to be quantified by SEC rules.

Named Executive Officer	Company-Paid Vehicle	Euronet 401(K) Plan Matching Contribution	Health and Group Life Insurance		Home Rent	Tuition	Pension Contribution	Total
Nikos Fountas	$—	$—	$5,630		$172,380	$49,454	$42,075	$269,539
Juan C. Bianchi	7,200	8,400	28,623	(a)	—	—	—	44,223
(a) Mr. Bianchi is Executive Vice President - Chief Executive Officer, Money Transfer Segment, which is headquartered in California, and as such, he participates in a health insurance plan that is not generally available to all salaried employees.

(4)	Other compensation for Messrs. Brown, Weller and Caponecchi is comprised of matching contributions under the Euronet
401(k) Plan and group life insurance premiums.

(5)
Mr. Fountas was paid in British pounds during 2019 and the U.S. dollar amounts disclosed for salary, non-equity incentive compensation and other compensation were converted using the average foreign currency exchange rate of $1.28 per pound for the period over which the amounts were paid. Restricted stock and option awards are valued in U.S. dollars; therefore, no foreign currency conversion occurs.

Grants of Plan-Based Awards for 2019
The following table summarizes estimated possible payouts under non-equity incentive plan awards made to Named Executive Officers during the fiscal year ended December 31, 2019. See "Compensation Discussion and Analysis - Elements of Compensation - Annual Non-Equity Incentive Compensation" on page 28 for a description of the performance criteria for these awards.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Michael J. Brown	$637,500	$1,275,000	$2,550,000
Rick L. Weller	225,000	450,000	900,000
Nikos Fountas	158,029	316,058	632,115
Kevin J. Caponecchi	136,875	273,750	547,500
Juan C. Bianchi	150,000	300,000	600,000

The following table summarizes estimated future payouts under equity incentive plan awards made to Named Executive Officers during the fiscal year ended December 31, 2019.

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold (#)	Target or Estimate (#)	Maximum (#)
Michael J. Brown	12/10/2019	(1)	2,431	4,862	9,723				$1,500,064
	12/10/2019	(2)		6,482					1,000,043
	12/10/2019	(3)					61,664	$154.28	2,500,000
Rick L. Weller	4/4/2019	(4)		8,863					1,249,949
	4/4/2019	(5)		8,964	18,186				1,264,193
	4/4/2019	(4)		27,239				141.03	1,250,017
	4/4/2019	(5)		27,548	55,888			141.03	1,264,213
	12/10/2019	(1)	1,118	2,236	4,472				689,940
	12/10/2019	(2)		2,982					460,063
	12/10/2019	(3)					28,365	154.28	1,149,982
Nikos Fountas	4/4/2019	(4)		8,863					1,249,949
	4/4/2019	(5)		8,964	18,186				1,264,193
	4/4/2019	(4)		27,239				141.03	1,250,017
	4/4/2019	(5)		27,548	55,888			141.03	1,264,213
	12/10/2019	(1)	583	1,167	2,333				359,935
	12/10/2019	(2)		1,556					240,060
	12/10/2019	(3)					14,799	154.28	599,985
Kevin J. Caponecchi	4/4/2019	(4)		8,863					1,249,949
	4/4/2019	(5)		8,964	18,186				1,264,193
	4/4/2019	(4)		27,239				141.03	1,250,017
	4/4/2019	(5)		27,548	55,888			141.03	1,264,213
	12/10/2019	(1)	583	1,167	2,333				359,935
	12/10/2019	(2)		1,556					240,060
	12/10/2019	(3)					14,799	154.28	599,985
Juan C. Bianchi	4/4/2019	(4)		8,863					1,249,949
	4/4/2019	(5)		8,964	18,186				1,264,193
	4/4/2019	(4)		27,239				141.03	1,250,017
	4/4/2019	(5)		27,548	55,888			141.03	1,264,213
	12/10/2019	(1)	583	1,167	2,333				359,935
	12/10/2019	(2)		1,556					240,060
	12/10/2019	(3)					14,799	154.28	599,985
  _______

(1)
Restricted stock award that vests on achieving threshold, target or maximum compound annual growth in adjusted EPS, on a constant currency basis, for the years 2020 through 2022, contingent upon the Named Executive Officer’s continued employment on the vesting date and the achievement of adjusted operating income of $60 million each year. A threshold compound annual growth rate (“CAGR”) of 3% results in vesting of 25% of the award, target CAGR of 5.5% results in 50% vesting of the award, and maximum CAGR of 8% results in 100% vesting of the award.

(2)
Restricted stock award that vests 25% each year, over four years from the grant date, contingent upon the Named Executive Officer’s continued employment on the vesting dates and the achievement of adjusted operating income of $60 million each year.

(3)	Stock option award that vests 25% on each of the first four anniversaries of the grant date, contingent upon the Named Executive Officer’s continued employment on the vesting dates.

(4)
The restricted stock and stock option awards vest upon achievement of adjusted EPS CAGR equaling or exceeding 3%, measured through the four-year period ending 2022 for 50% of the stock and option awards, and through the five-year period ending 2023 for the remaining 50%, contingent upon the Named Executive Officer's continued employment on the vesting dates. The grant date fair value of the April 2019 restricted stock and option awards were valued assuming a 15% constant currency adjusted earnings per share compounded annual growth rate to value performance stock and option award grants.

(5)
The restricted stock and option awards vest proportionally upon achievement of adjusted EPS CAGR ranging from 0 - 25%, with 100% of the awards vesting upon achievement of 25%, measured through the four-year period ending 2022 for 50% of the stock and option awards, and through the five-year period ending 2023 for the remaining 50%, contingent upon the Named Executive Officer's continued employment on the vesting dates.The grant date fair value of the April 2019 restricted stock and option awards were valued assuming a 15% constant currency adjusted earnings per share compounded annual growth rate to value performance stock and option award grants.

Outstanding Equity Awards at Fiscal Year-End for 2019
The following table sets forth equity awards outstanding for the Named Executive Officers as of December 31, 2019.

		Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael J. Brown	12/15/2010	184,936					$17.05	12/15/2020
	12/14/2011	146,279					16.39	12/14/2021
	12/11/2012	101,844					23.63	12/11/2022
	12/10/2013	67,824					45.93	12/10/2023
	12/10/2014	67,122					56.24	12/10/2024	1,778	(2)	$280,142
	12/10/2015	49,022	12,255	(3)			74.72	12/10/2025	1,606	(4)	253,041	1,606	(4)	$253,041
	12/13/2016	35,567	23,710	(5)			73.72	12/13/2026	1,628	(6)	256,508	3,255	(6)	512,858
	12/13/2016								12,208	(7)	1,923,492
	12/12/2017	20,986	31,478	(8)			91.99	12/12/2027	1,305	(9)	205,616	3,913	(9)	616,532
	12/12/2017											9,784	(10)	1,541,567
	12/12/2018	8,074	32,297	(11)			111.45	12/12/2028	1,077	(12)	169,692	4,307	(12)	678,611
	12/12/2018											8,075	(13)	1,272,297
	12/10/2019		61,664	(1)			154.28	12/10/2029				6,482	(1)	1,021,304
	12/10/2019											9,723	(1)	1,531,956

Rick L. Weller	12/15/2010	92,468					17.05	12/15/2020
	12/14/2011	73,139					16.39	12/14/2021
	12/11/2012	50,922					23.63	12/11/2022
	12/10/2013	27,130					45.93	12/10/2023
	12/10/2014	26,849					56.24	12/10/2024	711	(2)	112,025
	12/10/2015	20,426	5,106	(3)			74.72	12/10/2025	670	(4)	105,565	669	(4)	105,408
	12/13/2016	14,820	9,879	(5)			73.72	12/13/2026	678	(6)	106,826	1,357	(6)	213,809
	12/13/2016								5,087	(7)	801,508
	12/12/2017	8,744	13,116	(8)			91.99	12/12/2027	544	(9)	85,713	1,630	(9)	256,823
	12/12/2017											4,077	(10)	642,372
	12/12/2018	6,190	24,761	(11)			111.45	12/12/2028	825	(12)	129,987	3,302	(12)	520,263
	12/12/2018											6,191	(13)	975,454
	4/4/2019				27,239	(1)	141.03	4/4/2029				8,863	(1)	1,396,454
	4/4/2019				27,548	(1)	141.03	4/4/2029				8,964	(1)	1,412,368
	12/10/2019		28,365	(1)			154.28	12/10/2029				2,982	(1)	469,844
	12/10/2019											4,472	(1)	704,608

Nikos Fountas	12/10/2013	18,991					45.93	12/10/2023
	12/10/2014	21,479					56.24	12/10/2024	569	(2)	89,652
	12/10/2015	13,073	3,268	(3)			74.72	12/10/2025	429	(4)	67,593	428	(4)	67,436
	12/13/2016	11,856	7,903	(5)			73.72	12/13/2026	542	(6)	85,398	1,085	(6)	170,953
	12/13/2016								4,069	(7)	641,112
	12/12/2017	6,995	10,493	(8)			91.99	12/12/2027	435	(9)	68,539	1,304	(9)	205,458
	12/12/2017											3,261	(10)	513,803
	12/12/2018	2,691	10,766	(11)			111.45	12/12/2028	359	(12)	56,564	1,436	(12)	226,256
	12/12/2018											2,692	(13)	424,152
	4/4/2019				27,239	(1)	141.03	4/4/2029				8,863	(1)	1,396,454

		Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Nikos Fountas (cont.)	4/4/2019				27,548	(1)	141.03	4/4/2029				8,964	(1)	1,412,368
	12/10/2019		14,799	(1)			154.28	12/10/2029				1,556	(1)	245,163
	12/10/2019											2,333	(1)	367,587

Kevin J. Caponecchi	12/10/2014	11,849					56.24	12/10/2024	711	(2)	112,025
	12/10/2015	16,341	4,085	(3)			74.72	12/10/2025	536	(4)	84,452	535	(4)	84,295
	12/13/2016	11,856	7,903	(5)			73.72	12/13/2026	542	(6)	85,398	1,085	(6)	170,953
	12/13/2016								4,069	(7)	641,112
	12/12/2017	6,995	10,493	(8)			91.99	12/12/2027	435	(9)	68,539	1,304	(9)	205,458
	12/12/2017											3,261	(10)	513,803
	12/12/2018	2,691	10,766	(11)			111.45	12/12/2028	359	(12)	56,564	1,436	(12)	226,256
	12/12/2018											2,692	(13)	424,152
	4/4/2019				27,239	(1)	141.03	4/4/2029				8,863	(1)	1,396,454
	4/4/2019				27,548	(1)	141.03	4/4/2029				8,964	(1)	1,412,368
	12/10/2019		14,799	(1)			154.28	12/10/2029				1,556	(1)	245,163
	12/10/2019											2,333	(1)	367,587

Juan C. Bianchi	12/10/2013	9,045					45.93	12/10/2023
	12/10/2014	12,887					56.24	12/10/2024	569	(2)	89,652
	12/10/2015	13,073	3,268	(3)			74.72	12/10/2025	429	(4)	67,593	428	(4)	67,436
	12/13/2016	11,856	7,903	(5)			73.72	12/13/2026	542	(6)	85,398	1,085	(6)	170,953
	12/13/2016								4,069	(7)	641,112
	12/12/2017	6,995	10,493	(8)			91.99	12/12/2027	435	(9)	68,539	1,304	(9)	205,458
	12/12/2017											3,261	(10)	513,803
	12/12/2018	2,691	10,766	(11)			111.45	12/12/2028	359	(12)	56,564	1,436	(12)	226,256
	12/12/2018											2,692	(13)	424,152
	4/4/2019				27,239	(1)	141.03	4/4/2029				8,863	(1)	1,396,454
	4/4/2019				27,548	(1)	141.03	4/4/2029				8,964	(1)	1,412,368
	12/10/2019		14,799	(1)			154.28	12/10/2029				1,556	(1)	245,163
	12/10/2019											2,333	(1)	367,587

__________

(1)	See footnotes to table under “Grants of Plan-Based Awards for 2019” for a description of the vesting schedule for these awards.

(2)
Restricted stock award granted on December 10, 2014, contingent upon the achievement of adjusted operating income of $60 million and the Named Executive Officer’s continued employment on the vesting dates. The shares earned based on 2019 performance vested on March 2, 2020.

(3)
Stock option award granted December 10, 2015. The remaining unexercisable stock options will vest on December 10, 2020, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(4)
Restricted stock award granted on December 10, 2015. The remaining award will vest for the fiscal year 2020, contingent upon the achievement of adjusted operating income of $60 million for 2020 and the Named Executive Officer’s continued employment on the vesting date. The shares earned based on 2019 performance vested on March 2, 2020.

(5)
Stock option award granted December 13, 2016. One-half of the remaining unexercisable stock options will vest on each of December 13, 2020 and 2021, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(6)
Restricted stock award granted on December 13, 2016. The remaining award will vest one-half for each of the fiscal years 2020 and 2021, contingent upon the achievement of adjusted operating income of $60 million each year and the Named Executive Officer’s continued employment on the vesting dates. The shares earned based on 2019 performance vested on March 2, 2020.

(7)
Restricted stock award granted on December 13, 2016. The award vests based on achieving threshold, target or maximum compound annual growth in adjusted EPS, on a constant currency basis, for the years 2017 through 2019, contingent upon the Named Executive Officer’s continued employment on the vesting date. A threshold compound annual growth rate (“CAGR”) of 3% results in vesting of 25% of the award, target CAGR of 5% results in 50% vesting of the award, and maximum CAGR of 7% results in 100% vesting of the award. Based on the performance, 100% of the awards were earned and vested on March 2, 2020.

(8)
Stock option award granted December 12, 2017. One-third of the remaining unexercisable stock options will vest on each of December 12, 2020, 2021 and 2022, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(9)
Restricted stock award granted on December 12, 2017. The remaining award will vest one-third for each of the fiscal years 2020 through 2022, contingent upon the achievement of adjusted operating income of $60 million each year and the Named Executive Officer’s continued employment on the vesting dates. The shares earned based on 2019 performance vested on March 2, 2020.

(10)
Restricted stock award granted on December 13, 2017. The award vests based on achieving threshold, target or maximum compound annual growth in adjusted EPS, on a constant currency basis, for the years 2018 through 2020, contingent upon the Named Executive Officer’s continued employment on the vesting date. A threshold CAGR of 3% results in vesting of 25% of the award, target CAGR of 5% results in 50% vesting of the award, and maximum CAGR of 7% results in 100% vesting of the award. Maximum amounts are reported based on performance to date.

(11)
Stock option award granted December 12, 2018. One-fourth of the remaining unexercisable stock options will vest on each of December 12, 2020, 2021, 2022 and 2023, contingent upon the Named Executive Officer's continued employment on the vesting dates.

(12)
Restricted stock award granted on December 12, 2018. The remaining award will vest one-fourth for each of the fiscal years 2020 through 2023, contingent upon the achievement of adjusted operating income of $60 million each year and the Named Executive Officer’s continued employment on the vesting dates. The shares earned based on 2019 performance vested on March 2, 2020.

(13)
Restricted stock award granted on December 12, 2018. The award vests based on achieving threshold, target or maximum compound annual growth in adjusted EPS, on a constant currency basis, for the years 2018 through 2020, contingent upon the Named Executive Officer’s continued employment on the vesting date. A threshold CAGR of 3% results in vesting of 25% of the award, target CAGR of 5.5% results in 50% vesting of the award, and maximum CAGR of 8% results in 100% vesting of the award. Maximum amounts are reported based on performance to date.

Option Exercises and Stock Vested for 2019
The following table sets forth certain information concerning options exercised and stock vested for the Named Executive Officers during the fiscal year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Brown	—	$—	20,538	$2,758,664
Rick L. Weller	—	—	8,493	1,140,780
Nikos Fountas	70,755	9,771,947	5,797	778,653
Kevin J. Caponecchi	42,130	4,379,126	7,111	955,150
Juan C. Bianchi	13,850	1,869,251	5,187	696,718
_________
 (1) Market value of underlying securities on the date of exercise, minus the exercise price.
Employment Agreements
Messrs. Brown, Weller, Caponecchi and Bianchi
Messrs. Brown, Weller, Caponecchi and Bianchi have employment agreements that have substantially the same terms, except with respect to the levels of compensation, and as otherwise discussed below or under “Compensation Tables” above. The agreements with Messrs. Brown and Weller were entered into in October 2003 and were amended and restated in April 2008, principally to bring them into conformity with the provisions of the Jobs Creation Act of 2004. The agreements with Messrs. Caponecchi and Bianchi were entered into during 2007 in connection with their hiring. Mr. Bianchi's agreement was also amended in April 2008.
The employment agreements have indefinite terms and provide that they may be terminated by the executives at any time upon 60 days’ notice for Messrs. Brown, Weller, and Caponecchi and 30 days' notice for Mr. Bianchi. The agreements may be terminated by Euronet with or without “cause” provided that, in the case of termination due to “cause,” Euronet provides the executive with 14 days’ notice. The agreements define “cause” to mean: (i) conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, any felony or any misdemeanor involving moral turpitude; (ii) fraud, misappropriation or embezzlement by the executive; (iii) willful failure or gross misconduct in the performance of the executive’s assigned duties; (iv) willful failure by the executive to follow reasonable instructions of any officer to whom the executive reports or the Board of Directors; and (v) the executive’s gross negligence in the performance of his assigned duties. In each case, the employment agreements provide that, in a three-year period following a “change in control,” termination for “cause” is limited to only mean an act of dishonesty by an executive constituting a felony that was intended to or resulted in gain or personal enrichment of the executive at Euronet’s expense. Euronet’s termination of an executive’s employment for cause does not result in separation payments, separation benefits or accelerated or extended vesting of unvested stock option or restricted stock awards.
If Euronet terminates an executive absent cause and prior to a “change in control” as discussed below, the employment agreements provide that Messrs. Brown, Weller, Caponecchi and Bianchi will be entitled to certain severance benefits for a period of 24 months, including the payment of the executive’s then current base salary, the continuation of the vesting and rights to exercise any then outstanding equity-based awards and the continuation of health and life insurance benefits.
In general, voluntary termination by Messrs. Brown, Weller and Caponecchi does not result in separation payments, separation benefits or accelerated or extended vesting of unvested stock options or restricted stock, except under certain circumstances constituting constructive termination. These circumstances include certain changes in conditions of the executives’ employment, such as a significant diminution in responsibilities or salary or a forced relocation. In such circumstances, these executives are entitled to the same severance benefits as if they were terminated by Euronet absent cause, prior to a “change of control.” Voluntary termination by Mr. Bianchi prior to a "change in control" generally entitles Mr. Bianchi to the same severance benefits as a termination absent cause.
The following table summarizes the severance benefits due Messrs. Brown, Weller and Caponecchi upon their termination by Euronet without cause, or their voluntary termination due to their constructive termination, and, in the case of Mr. Bianchi, the severance benefits due upon his termination without cause by Euronet or upon his voluntary termination for any reason as of December 31, 2019:

Name	Base Salary	Unvested Equity Comp(1)	Benefits	Total
Michael J. Brown	$1,700,000	$6,909,643	$29,726	$8,639,369
Rick L. Weller	1,000,000	4,654,143	29,843	5,683,986
Kevin J. Caponecchi	730,000	3,406,625	31,571	4,168,196
Juan C. Bianchi	800,000	3,294,093	56,036	4,150,129
__________

(1)
Represents value of unvested awards at December 31, 2019 that would become vested upon a termination without cause or constructive termination. For the purpose of this table, we have assumed the following for restricted stock awards and stock option awards that vest based on various performance measurements: (a) an annual increase in adjusted EPS of 15% each year, which represents a reasonable estimate of average annual long-term equity returns, (b) that adjusted operating income will exceed $60 million each year, and (c) that Euronet’s Common Stock price remains at the December 31, 2019 price through the 24-month vesting period.

In the event of a “change of control,” all equity incentive awards outstanding held by Messrs. Brown, Weller, Caponecchi and Bianchi will become immediately vested and the term of the employment agreements become fixed at three years from the date of the change of control and they may be terminated without cause only upon payment to the executive of a lump sum within five days of the termination equal to the full amount of base salary that would have been payable during the remaining term of the agreement (or for two years, if the remaining term is less than two years), discounted at a rate of 7.5% per annum. These provisions also apply if the executive resigns for “good reason” following a “change of control.” “Good reason” includes certain changes in conditions of employment, as a result of which the executive can be considered to have been constructively terminated, including a significant diminution in responsibilities or salary or a forced relocation. In general, the employment agreements provide that “change of control” includes: (i) completion of any merger, consolidation or sale of substantially all of our assets and such merger results in our Stockholders immediately prior to the merger holding less than 50% of the surviving entity; (ii) replacement of over 25% of our Directors without the approval of at least 75% of the Directors in office as of the effective date of the employment agreement or of Directors so approved; or (iii) the acquisition by any person or group of persons of 40% or more of the voting rights of our outstanding voting securities.

Assuming a "change in control" occurred on December 31, 2019, the remaining term of the agreement was three years and assuming the amounts due under the change of control provisions outlined above would be paid in a lump sum, the following table summarizes amounts that would have accrued to these Named Executive Officers:

Name	Base Salary	Unvested Equity Comp(1)	Benefits	Total
Michael J. Brown	$2,277,144	$17,275,193	$44,589	$19,596,926
Rick L. Weller	1,339,496	12,290,675	44,765	13,674,936
Kevin J. Caponecchi	977,832	9,234,183	47,356	10,259,371
Juan C. Bianchi	1,071,597	9,110,412	84,054	10,266,063
 __________

(1)	Represents the value of all unvested equity awards at December 31, 2019.

The Compensation Committee has considered the above “change of control” provisions in the Named Executive Officers' employment agreements, and determined that the provisions offered to executives by Euronet are reasonable and appropriate.
Additionally, the employment agreements entitle the executives to certain rights to income and excise tax gross-up amounts in the event Section 4999 of the Code, or any similar tax law, applies to the change in control payments. If an executive is entitled to such tax gross-up payments, the gross-up payments will be made either to the executive or directly to the Internal Revenue Service. The gross-up amounts are subject to additional conditions and limitations and exclude excise taxes or other penalties under Section 409A of the Code. Assuming calendar year 2019 federal and state income rates, a termination without cause or good reason in connection with a change in control, and in the case of Mr. Bianchi, termination without cause or voluntary termination for any reason, each executive officer would have not been entitled to receive any tax gross-up payment as of December 31, 2019.
The Compensation Committee has considered these tax gross-up clauses and has determined that it would not require elimination of such clauses where they appear in existing executive employment agreements. However, in February 2011, the Committee adopted a policy that from that date forward, it would not renew any existing agreements with tax gross-up clauses nor would it grant tax gross-up clauses in new executive employment agreements entered into by the Company.
In the event of the death of an executive officer, with the exception of Mr. Caponecchi who is discussed below, the provisions of our equity award agreements generally provide that all unvested equity awards outstanding shall vest immediately. As of December 31, 2019, the value of unvested equity awards outstanding that would vest in the event of death was $17,275,193 for Mr. Brown, $12,290,675 for Mr. Weller and $9,110,412 for Mr. Bianchi.
In the event of disability of an executive officer, with the exception of Mr. Caponecchi who is discussed below, the employment agreements with Messrs. Brown, Weller and Bianchi provide for the payment of a lump-sum disability benefit equal to 12 months of the current base salary, which as of December 31, 2019 represented $850,000 for Mr. Brown, $500,000 for Mr. Weller and $400,000 for Mr. Bianchi. In addition, the provisions of our equity award agreements generally provide that all equity awards outstanding shall vest immediately. As of December 31, 2019, the value of unvested equity awards outstanding that would vest in the event of disability was $17,275,193 for Mr. Brown, $12,290,675 for Mr. Weller and $9,110,412 for Mr. Bianchi. The employment agreements with Messrs. Brown, Weller and Bianchi also provide that the executives’ right to exercise any such awards will continue for a period of 12 months after termination due to disability.
In the event of death or disability of Mr. Caponecchi, his employment agreement provides for a payment of a lump sum benefit equal to 24 months of the current base salary, which as of December 31, 2019 represented a total of $730,000. Mr. Caponecchi’s employment agreement also stipulates that all unvested equity incentive awards shall vest immediately, which represents $9,234,183 as of December 31, 2019. The stock options will remain exercisable pursuant to their terms after the death or disability of Mr. Caponecchi.
Messrs. Brown, Weller, Caponecchi and Bianchi must not disclose confidential information during the term of the employment agreements and following termination. Each of the agreements includes a restriction on the ability of the executive to compete with Euronet or solicit our employees during the severance period following termination. Any severance payments are conditioned on the executive officer complying with these restrictions.
Mr. Fountas
Mr. Fountas entered into a new employment agreement in May 2018 as part of his relocation to the U.K. His employment agreement is governed by English law.
Mr. Fountas’ employment agreement has an indefinite term and provides that it may be terminated by Mr. Fountas at any time upon 90 days’ notice. Mr. Fountas’ employment agreement may be terminated by Euronet with 24 months’ notice except in connection with the following circumstances (“cause”) for which no notice is required: (i) any material breach or non-observance of Mr. Fountas’ duties; (ii) any act of fraud, misappropriation or embezzlement in connection with Mr. Fountas’ employment; (iii) conviction of a criminal offence (excluding certain road traffic violations), (iv) willful failure to follow any reasonable instructions of the Board or any Euronet officer to whom Mr. Fountas reports; or (v) any gross negligence or gross misconduct in the performance of Mr. Fountas’ assigned duties.
If Euronet terminates Mr. Fountas absent “cause” as described above and prior to a “change in control” as discussed below and without the required 24 months prior notice, Mr. Fountas’ employment agreements provides that he will be entitled to receive a sum in lieu of notice, either as a lump sum or in 24 equal monthly installments in arrears, equivalent to the fixed salary provided under the agreement, which Mr. Fountas would have been entitled during the 24 month notice period, or if notice has already been given, during any unexpired period of notice (the “Unexpired Notice Period”); provided, however, that Euronet’s obligation to make any further payments ceases if Mr. Fountas commences new employment during the Unexpired Notice Period. In addition, Mr. Fountas will be entitled to the continuation of the vesting and rights to exercise any then outstanding equity-based awards during the Unexpired Notice Period.
The following table summarizes the severance benefits due Mr. Fountas upon his termination by Euronet without “cause” and prior to a “change in control” as of December 31, 2018, assuming no notice was given prior to such termination:

Name	Base Salary(1)	Unvested Equity Comp(2)	Benefits	Total
Nikos Fountas	$842,820	$3,294,093	$—	$4,136,913
 __________

(1)
Mr. Fountas' employment agreement provides for payments in British pounds and the U.S. dollar amounts disclosed for salary and benefits were converted using an annual average foreign currency exchange rate of $1.28 per pound for the year ended December 31, 2019. Restricted stock and option awards are valued in U.S. dollars; therefore, no foreign currency conversion occurs.

(2)
Represents the value of all unvested equity awards at December 31, 2019 that would become vested upon a termination without cause or constructive termination. For the purpose of this table, we have assumed the following for restricted stock awards that vest based on various performance measurements: (a) an annual increase in adjusted EPS of 15% each year, which represents a reasonable estimate of average annual long-term equity returns, (b) that adjusted operating income will exceed $60 million each year, and (c) that Euronet’s Common Stock price remains at the December 31, 2019 price through the 24-month vesting period.

In the event of a “change of control,” all equity awards outstanding held by Mr. Fountas will become immediately vested. In the event Mr. Fountas is terminated for any reason within one year of a "change of control," he will be entitled to a lump sum equal to the present value (discounted at a rate of 7.5%) of the amount of base salary for the 24 month notice period plus an additional amount equal to the present value (discounted at a rate of 7.5%) of the amount of base salary that he would have been entitled to during the one year after the "change in control” less any period of such year that he was employed by Euronet.
Assuming a "change in control" occurred on December 31, 2019, and Mr. Fountas’ employment with Euronet was terminated on that date, the following table summarizes amounts that would have accrued to Mr. Fountas:

Name	Base Salary(1)	Unvested Equity Comp(2)	Total
Nikos Fountas	$1,185,174	$9,110,412	$10,295,586
 __________

(1)
Mr. Fountas' employment agreement provides for payments in British pounds and the U.S. dollar amounts disclosed for salary and benefits were converted using the foreign currency exchange rate of $1.28 per pound as of December 31, 2019. Restricted stock and option awards are valued in U.S. dollars; therefore, no foreign currency conversion occurs.

(2)	Represents the value of all unvested equity awards at December 31, 2019.

The Compensation Committee has considered the above “change of control” provisions in Mr. Fountas’ employment agreement, and determined that the provisions offered to Mr. Fountas by Euronet are reasonable and appropriate.
Under Mr. Fountas’ employment agreement, Euronet may terminate Mr. Fountas' employment immediately by written notice at any time if Mr. Fountas suffers an illness or injury which has caused Mr. Fountas to be incapable of effectively performing his role on a permanent or long-term basis. Mr. Fountas will be entitled to payment of his base salary for 12 months ($421,410), and the continuation of the vesting and rights to exercise any then outstanding equity-based awards for a period of 12 months, which as of December 31, 2019 represented a total of $1,493,569.

During the first four years of Mr. Fountas’ employment agreement, Euronet will contribute on a monthly basis to a personal pension plan for Mr. Fountas an amount equal to 10% per cent of his base salary, up to a maximum aggregate contribution by Euronet of £110,000, or such greater amount as may be determined by the Company from time to time.
Mr. Fountas must not disclose confidential information during the term of his employment agreement and following termination. His agreement includes a restriction on his ability to compete with Euronet for a period of 24 months after the termination of his employment. Any severance payments are conditioned on Mr. Fountas complying with these restrictions.
CEO Pay Ratio
The Company's compensation and benefits philosophy and the overall structure of its compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to the Company's success. Euronet strives to ensure the pay of every employee reflects the level of their job impact and responsibilities and is competitive within the Company's peer group. Compensation rates are benchmarked and set to be market-competitive in the country in which the jobs are performed. Euronet's ongoing commitment to pay equity is critical to its success in supporting a diverse workforce with opportunities for all employees to grow, develop and contribute. Euronet employs over 7,700 people in more than 50 countries.
The ratio of the 2019 total annual compensation of the CEO to that of the median of the Company's other employees was 347:1.
The median employee was identified by using the annual base salary of all employees as of December 31, 2019. Amounts stated in foreign currency were converted into U.S. dollars at the average 2019 foreign currency exchange rate. Annual base salary was the compensation measure used as it was the measure which was universally, consistently and reliably available in our employee information system. Total annual compensation was not used because it could not be efficiently and reliably obtained for every employee as our employees work in more than 50 countries using myriad payroll systems. However, our assessment is the exclusion of compensation elements other than base salary does not materially affect the identification of the median employee.
For 2019, the annual total compensation of the median employee was $24,230 and the annual total compensation of our CEO was $8,415,773. The total annual compensation of the median employee was determined on the same basis as that of the CEO. No cost-of-living adjustment was made.
Shares Issuable under Approval Plans
The table below sets forth information with respect to shares of Common Stock that may be issued under our equity compensation plans as of December 31, 2019.

	(a)	(b)	(c)
Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders:			2,388,186
Stock option awards	3,015,775	$81.29
Restricted stock unit awards	493,948	—
Equity compensation plans not approved by security holders	—	—	—
Total	3,509,723	$81.29	2,388,186
____________________________

(1)	The weighted average exercise price in this column does not take into account the restricted stock unit awards.

(2)	Included in this column is 0.2 million shares remaining under our employee stock purchase plan. During 2019, Euronet issued 16,713 shares to employees under the employee stock purchase plan.

DIRECTOR COMPENSATION

In 2019, non-management Directors received $225,000 annually for serving on the Board. The Board fee consists of annual cash compensation in the amount of $100,000 paid at the beginning of the term and common stock valued at $125,000 that is granted on the date of our annual meeting of Stockholders and vests immediately. Non-management Directors received additional annual compensation for serving in certain Board leadership roles as follows: (i) the Lead Independent Director received cash compensation of $30,000, (ii) the Chairperson of the Audit Committee received cash compensation of $20,000, (iii) the Chairman of the Compensation Committee received cash compensation of $15,000, and (iv) the Chairman of the Nominating and Corporate Governance Committee received cash compensation of $12,500. Non-management Directors are reimbursed for reasonable expenses incurred in connection with Board-related activities.
We believe that the compensation paid to non-management Directors in 2019 was appropriate and was properly weighted between cash and equity.
During 2019, in addition to reimbursement of out-of-pocket expenses, each non-management Director was compensated as summarized in the table below:
Director Compensation for 2019

Name	Fees Earned or Paid in Cash	Stock Awards(5)	Total
M. Jeannine Strandjord(1)	$120,000	$125,000	$245,000
Thomas A. McDonnell(2)	130,000	125,000	255,000
Andrew B. Schmitt(3)	115,000	125,000	240,000
Dr. Andrzej Olechowski	100,000	125,000	225,000
Eriberto R. Scocimara(4)	112,500	125,000	237,500
Paul S. Althasen	100,000	125,000	225,000
Mark R. Callegari	100,000	125,000	225,000
__________

(1)	Includes $20,000 in cash compensation for her role as Chairperson of the Audit Committee.

(2)	Includes $30,000 in cash compensation for his role as Lead Independent Director.

(3)	Includes $15,000 in cash compensation for his role as Chairman of the Compensation Committee.

(4)	Includes $12,500 in cash compensation for his role as Chairman of the Nominating and Corporate Governance Committee.

(5)
The stock awards granted to Directors as compensation vest immediately on the grant date. For 2019, the value per share at the grant date was $156.14 per share, for a total grant date fair value of $125,000 for each non-management Director. The aggregate grant date fair value is computed in accordance with FASB Accounting Standards Codification Topic 718.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the persons who served on the Company’s Compensation Committee during the last completed fiscal year (Thomas A. McDonnell, M. Jeannine Strandjord, Andrzej Olechowski, Andrew B. Schmitt, Eriberto R. Scocimara, Mark R. Callegari and Paul Althasen) (i) during the last three fiscal years, was an officer or employee of the Company; or (ii) had any relationship requiring disclosure under Item 404 of Regulation S-K.
None of the Company’s executive officers, during the last completed fiscal year, served as a (i) member of the compensation committee (or equivalent) of another entity, one of whose executive officers served on the Company’s Compensation Committee; (ii) director of another entity, one of whose executive officers served on the Company’s Compensation Committee; or (iii) member of the compensation committee (or equivalent) of another entity, one of whose executive officers served as the Company’s Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
On January 1, 2014, we entered into a Non-Continuous Aircraft Dry Lease (the "M+M Lease") with M+M X, LLC, a company that is owned by our Chief Executive Officer, President and Chairman of the Board of Directors, Mr. Brown. The M+M Lease makes a Cessna Model 750 aircraft available to Euronet for transportation of executives for up to 110 hours per year, with no minimum usage requirements, in consideration of payment of a fee of $3,611.00 per hour. The Audit Committee of the Board examined the M+M Lease and determined that those terms were fair to Euronet. The total amount paid to M+M X, LLC under the lease agreement during the year 2019 was $0.3 million.
In June 2014, we entered into an ATM operating agreement (“ATM Agreement”) with Rontec Ltd., a U.K. company in which Mr. Gerald Ronson, CBE, holds a majority of the shares. Mr. Ronson is the father-in-law of Paul Althasen, one of the Company's Directors. This is a commercial agreement under which we lease ATM sites from Rontec Ltd. at rates which we consider to be competitive commercial rates. We paid $50 thousand under this agreement in 2019. The Audit Committee of the Board considered the terms of the ATM Agreement and determined that the terms of the arrangement were fair to Euronet.
Our Code of Conduct provides that no related party transaction that would require disclosure under the U.S. securities laws may be consummated or continued unless the transaction is approved or ratified by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The M+M Lease and the ATM Agreement, were each ratified by the Audit Committee in accordance with this policy.
All of our Directors, with the exception of Mr. Brown, are independent under the listing standards of The Nasdaq Stock Market LLC.

AUDIT MATTERS
Report of the Audit Committee
The Audit Committee reviewed and discussed Euronet’s audited consolidated financial statements for fiscal year 2019 with management. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that Euronet’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.
Audit Committee
M. Jeannine Strandjord, Chair
Thomas A. McDonnell
Andrew B. Schmitt
Eriberto R. Scocimara
Mark R. Callegari
The Audit Committee Report is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.
Fees of the Company’s Independent Auditors
KPMG LLP served as Euronet’s independent registered public accounting firm as of and for the year ended December 31, 2019. As such, KPMG LLP performed professional services in connection with the audit of the consolidated financial statements of Euronet and the review of reports filed with the SEC, and performed an audit of the effectiveness of our internal control over financial reporting as of December 31, 2019.
Audit Fees
Audit fees for financial statement audits were $2,556,049 during 2019 and $2,806,313 during 2018. Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States) and Generally Accepted Auditing Standards, including the recurring audit of Euronet’s consolidated financial statements and fees related to the audit of the effectiveness of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with integrated audits and statutory filings, comfort letters, consents and assistance with and review of documents filed with the SEC.
Audit-Related Fees
Audit-related fees were $220,956 during 2019 and $158,568 during 2018. This category includes fees related to reporting on controls at a service organization, assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of new SEC guidance, audit services not required by statute or regulation and other attest services.
Tax Fees
Tax fees were $32,250 during 2019 and $60,472 during 2018. This category includes fees associated with tax compliance and other services related to tax disclosure and filing requirements.
All Other Fees
No other fees were paid to KPMG LLP during both 2019 and 2018.
The Audit Committee has concluded that the provision by KPMG LLP of the services described under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above is compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval Policy
The Audit Committee has adopted policies that prohibit us from engaging our independent registered public accounting firm to perform any service that the independent registered public accounting firm is prohibited by the securities laws from providing. Such procedures require the Audit Committee to pre-approve or reject any audit or non-audit services. The Chairperson, with the assistance of Euronet’s Chief Financial Officer, presents and describes at regularly scheduled Audit Committee meetings all services that are subject to pre-approval. The authority to pre-approve permitted services may be delegated to one or more members of the Audit Committee and pre-approval may be granted between meetings, as long as any such pre-approval of services is presented to the full Audit Committee at its next scheduled meeting. The Audit Committee regularly examines whether the fees for auditor services exceed estimates.
The Audit Committee pre-approved all services that KPMG LLP rendered to Euronet for 2019.

OTHER MATTERS
Other Business
The Board knows of no other business which may come before the Annual Meeting. If, however, any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.
Householding
If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Annual Report and Proxy Statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of the Notice and, if applicable, our Annual Report to Stockholders and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee. If you did not receive an individual copy of the Notice and, if applicable, our Annual Report to Stockholders and/or Proxy Statement, we will send copies to you if you contact us by writing to the Secretary of Euronet, 3500 College Boulevard, Leawood, Kansas 66211 or by calling (913) 327-4200. If you and other residents at your address have been receiving multiple copies of the Notice and, if applicable, our Annual Report to Stockholders and Proxy Statement and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.
Proposals for Inclusion in Euronet’s Proxy Statement
You may submit proposals for consideration at future Stockholder meetings. For a Stockholder proposal to be considered for inclusion in Euronet’s Proxy Statement for the annual Stockholder meeting next year, the Secretary must receive the written proposal at our principal executive offices no later than December 11, 2020. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Secretary
Euronet Worldwide, Inc.
3500 College Blvd.
Leawood, Kansas 66211

If Euronet intends to exclude such a Stockholder proposal from its Proxy Statement, it must file its reasons with the SEC no later than 80 calendar days before the filing date of its definitive Proxy Statement and simultaneously provide the Stockholder with a copy of Euronet’s submission.
Proposals Not Intended for Inclusion in Euronet’s Proxy Statement
For a Stockholder proposal that is not intended to be included in Euronet’s Proxy Statement for the annual meeting next year under Rule 14a-8, the Stockholder must provide the information required by our Bylaws and give timely notice to the Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Secretary:

•	not earlier than the close of business on January 21, 2021; and

•	not later than the close of business on February 19, 2021.
If the date of the Stockholder meeting is moved more than 30 days before or 60 days after the anniversary of Euronet’s Annual Meeting for 2020, then notice of a Stockholder proposal that is not intended to be included in Euronet’s Proxy Statement under Rule 14a-8 must be received not earlier than the close of business 120 days prior to the meeting and not later than the close of business 90 days prior to the meeting, or if later, the tenth day following the day on which the notice of the annual meeting was first publicly disclosed.
Recommendations or Nominations of Individuals to Serve as Directors
You may propose Director candidates for consideration by the Board’s Nominating & Corporate Governance Committee. Any such written recommendations should include: (a) the name of the proposing stockholder and proof of ownership of the Company’s common stock; (b) consents signed by the potential Director candidate and the proposing stockholder authorizing the Company to conduct a background check on the potential Director candidate and to disclose the information provided in the recommendation in its proxy materials or otherwise; (c) supporting information regarding the potential Director candidate; and (d) such other information required by our Bylaws.
You may send a proposed Director candidate’s name and other required information to the Board at anytime. Generally, such proposed candidates are considered at the Board meeting prior to the next annual meeting subject to the advance notice provisions in our Bylaws.
Deadline to Propose or Nominate Individuals to Serve as Directors
Our Bylaws permit Stockholders to nominate Directors for election at an annual Stockholder meeting. To nominate a Director, the Stockholder must deliver the information required by our Bylaws.
To nominate an individual for election at the 2021 Annual Meeting, the Stockholder must give timely notice to the Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Secretary between the close of business on January 21, 2021 and the close of business on February 19, 2021, unless the date of the Stockholder meeting is moved more than 30 days before or 60 days after the anniversary of our Annual Meeting for 2020, then the nomination must be received not earlier than the close of business 120 days prior to the meeting and not later than the close of business 90 days prior to the meeting or, if later, the tenth day following the day on which the 2021 Annual Meeting was first publicly disclosed.
Availability of Euronet’s Bylaws
You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making Stockholder proposals and nominating Director candidates. A copy of our Amended and Restated Bylaws is filed as Exhibit 3.2 to our Current Report on Form 8-K filed on February 28, 2017.

By Order of the Board,

Michael J. Brown
Chairman, Chief Executive Officer and President
April 10, 2020

APPENDIX A
Reconciliation of Non-GAAP Measures
Adjusted operating income, adjusted EPS, adjusted operating income to constant currency, and adjusted EPS to constant currency are non-GAAP financial measures that exclude certain items noted below. However, we believe investors should consider these measures as they are indicative of our ongoing performance and reflect how management evaluates our operational results and trends.

Reconciliation of Net Income to Operating Income and Adjusted Operating Income
(in millions)
	Year ended December 31,
	2019	2018	Growth
Net income	$346.7	$232.0
Add: Income tax expense	87.2	62.8
Add: Total other expense, net	41.3	63.2
Operating income	$475.2	$358.0
Add: Intangible amortization	20.4	22.6
Add: Share-based compensation	21.5	16.7
Add: Goodwill and intangible assets impairment	—	7.0
Add: Post-acquisition charge	(1.3)	6.6
Add: Loss on early retirement of debt	9.8	—
Adjusted operating income	$525.6	$410.9	28%
Impact of foreign currency			6%
Constant currency adjusted operating income growth			34%

Reconciliation of Adjusted Earnings per Share (EPS)
(in millions, except share and per share data)
	Year ended December 31,
	2019	2018	Growth
Net income attributable to Euronet Worldwide, Inc.	$346.8	$232.8
Foreign currency exchange loss (gain)	(2.7)	26.7
Intangible asset amortization	20.4	22.6
Share-based compensation	21.5	16.7
Loss on early retirement of debt	9.8	—
Post acquisition adjustment	(1.3)	6.6
Goodwill and acquired intangible assets impairment	—	7.0
Income tax effect of above adjustments	(4.9)	(11.7)
Non-cash interest accretion	16.2	11.5
U.S. tax reform impact	(25.7)	(12.3)
Non-cash GAAP tax expense (benefit)	12.9	3.4
Adjusted earnings	$393.0	$303.3
Adjusted earnings per share - diluted	$7.01	$5.53	27%
Impact of foreign currency	(0.05)		(1)%
Constant currency adjusted EPS	$6.96		26%

Diluted weighted average shares outstanding (GAAP)	54,913,887	54,627,747
Effect of conversion of convertible debentures	933,090	—
Effect of unrecognized share-based compensation on diluted shares outstanding	243,177	258,149
Adjusted diluted weighted average shares outstanding	56,090,154	54,885,896

A - 1

EURONET WORLDWIDE, INC.
3500 COLLEGE BLVD.
LEAWOOD, KS 66211

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/20/2020 for shares held directly and by 11:59 P.M. ET on 05/18/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
To attend the Meeting please visit: www.virtualshareholdermeeting/EEFT2020

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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2020 for shares held directly and by 11:59 P.M. ET on 05/18/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Andrzej Olechowski 02 Eriberto R. Scocimara 03 Mark R. Callegari

The Board of Directors recommends you vote FOR proposals 2. and 3.	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as Euronet's independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐
3 Advisory vote on executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000456054_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

EURONET WORLDWIDE, INC.
Annual Meeting of Stockholders
May 21, 2020 1:00 PM CDT
This proxy is solicited by the Board of Directors

The undersigned holder of shares of Common Stock of the Company hereby appoints Michael J. Brown, Chairman of the Board and Chief Executive Officer, or failing him, Desmond Acosta, Deputy General Counsel, each with full power of substitution, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the Annual Meeting of Stockholders, and hereby authorizes them to represent and to vote, all of the shares of common stock of EURONET WORLDWIDE, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, CDT May 21, 2020, online at www.virtualshareholdermeeting/EEFT2020, and at any postponement(s) or adjournment(s) thereof, and hereby revokes any proxy previously given by the undersigned. If the proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed to the Company.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If any other matters come before the Annual Meeting of Stockholders and any postponement(s) or adjournment(s) thereof, the persons named as proxies will vote in their discretion.

Continued and to be signed on reverse side

0000456054_2 R1.0.1.18